The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-259669

Subject to Completion, Dated September 20, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED SEPTEMBER 20, 2021
3,000,000 Shares
Common Stock

We are offering 3,000,000 shares of our common stock, par value $0.01 per share (our “common stock”). In addition, we have granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional 450,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ROLL”. On September 16, 2021, the last reported sale price of our common stock was $212.24 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” sections in this prospectus supplement and in the accompanying prospectus, the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, and in the other documents filed by us with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein and in the accompanying prospectus.

Concurrently with this offering, we are offering up to $400.0 million in aggregate liquidation preference of our       % Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock” and such offering, the “Mandatory Convertible Preferred Stock Concurrent Offering”), plus up to an additional $60.0 million in aggregate liquidation preference of Mandatory Convertible Preferred Stock that the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering have the option to purchase from us solely to cover over-allotments. The Mandatory Convertible Preferred Stock Concurrent Offering is being made pursuant to a separate prospectus supplement and accompanying prospectus in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”). In addition, one of our subsidiaries intends to offer $500.0 million in aggregate principal amount of its senior unsecured notes (the “Senior Notes”). The offering of Senior Notes (the “Senior Notes Offering” and, together with the Mandatory Convertible Preferred Stock Concurrent Offering, the “Additional Offerings”) is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of either of the Additional Offerings, and neither of the Additional Offerings is contingent on the completion of this offering or the other Additional Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, the Mandatory Convertible Preferred Stock, the shares of common stock issuable in respect of the Mandatory Convertible Preferred Stock, or the Senior Notes.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
For additional information about underwriting compensation, see “Underwriting.”

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the common stock in book-entry form through the facilities of The Depository Trust Company on or about           , 2021.

Joint Book-Running Managers
Goldman Sachs & Co. LLC	Wells Fargo Securities
BofA Securities	Citigroup	Truist Securities
Co-Managers
Citizens Capital Markets	KeyBanc Capital Markets	Fifth Third Securities
Regions Securities LLC	Morgan Stanley	ACADEMY SECURITIES	William Blair
Prospectus supplement dated           , 2021.

Prospectus Supplement
Prospectus

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We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf. Neither we nor any of the underwriters have authorized anyone to provide you with additional or different information.
You should not assume that the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of the documents in which the information is contained. Our business, financial condition, results of operations and prospects could have changed since those dates.
You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, tax or investment advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of the common stock. Neither we nor any of the underwriters make any representation regarding the legality of an investment in the common stock by any person under applicable investment or similar laws.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to purchase any common stock in any jurisdiction or to any person where the offer or solicitation is not permitted.
ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC utilizing an automatic shelf registration process. In this prospectus supplement, we provide you with specific information about the common stock that we are selling in this offering and about the offering itself. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. The accompanying prospectus contains more general information, some of which may not apply to this offering of common stock. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described in “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” before investing in our common stock.
The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus or as an exhibit to the registration of which this prospectus supplement and the accompanying prospectus form a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
BASIS OF PRESENTATION
General
Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “RBC,” the “Company,” “our company,” “we,” “us” and “our” should be read to refer to (i) for periods prior to the completion of the Pending Acquisition, RBC Bearings Incorporated and its consolidated subsidiaries and (ii) after giving effect to the Pending Acquisition (as defined below), RBC Bearings Incorporated and its consolidated subsidiaries, which will include Dodge; references appearing in this prospectus supplement to “Dodge” refer to the Dodge Mechanical Power Transmission Business of ABB Asea Brown Boveri Ltd; and references to “ABB” refer to ABB Asea Brown Boveri Ltd.

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On July 24, 2021, RBC entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with ABB, pursuant to which RBC agreed to acquire Dodge (the “Pending Acquisition”). In connection with the Pending Acquisition, RBC will purchase all of the outstanding equity interests in certain entities and certain other assets relating to Dodge. Following the completion of the Pending Acquisition, RBC will assume the liabilities resulting from, arising out of or relating to Dodge, other than certain liabilities excluded by the Purchase Agreement.
The Pending Acquisition is expected to be completed in RBC’s third fiscal quarter ending January 1, 2022, subject to certain customary closing conditions as set forth in the Purchase Agreement, including regulatory review. In light of the significance of the Pending Acquisition, this prospectus supplement incorporates by reference RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which contains unaudited pro forma condensed combined financial information, including (a) unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021 and for the three months ended July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions (as defined below) and the other related adjustments presented therein as if they had occurred on March 29, 2020, the first day of RBC’s fiscal year 2021 and the beginning of RBC’s annual period presented in the unaudited pro forma condensed combined statements of operations and (b) an unaudited pro forma condensed combined balance sheet as of July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions and the other related adjustments presented therein as if they had occurred on July 3, 2021 (collectively, the “Pro Forma Financial Information”). This prospectus supplement also includes summary unaudited pro forma condensed combined financial information that is derived from the Pro Forma Financial Information and should be read together with RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021 in its entirety. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
Since RBC will be treated as the acquirer of Dodge for accounting purposes, the Pro Forma Financial Information is presented using RBC’s historical reporting periods. RBC and Dodge have different fiscal year end dates. As a result, Dodge’s revenues and net income for the three months ended March 31, 2021 are excluded from the unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021. Dodge’s revenues and net income for the three months ended March 31, 2021, unadjusted for the impact of the Pending Acquisition and the Financing Transactions, were $169.0 million and $26.4 million, respectively.
The Pro Forma Financial Information is derived from the pro forma condensed combined financial information included as Exhibit 99.3 to RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” The unaudited pro forma condensed combined financial information presented herein has been prepared solely for informational purposes. As a result, the unaudited pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined company financial condition or results of operations would have been had the Pending Acquisition and the Financing Transactions occurred at an earlier date or on the dates assumed. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of our combined company. The actual results of our combined company may differ significantly from those reflected in the unaudited pro forma condensed combined financial information.
We have also incorporated by reference herein the (i) audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 and (ii) unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020 (collectively, the “Dodge Financial Information”), which are included as Exhibits 99.1 and 99.2 to RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021 and should be read in its entirety. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

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The unaudited condensed combined financial statements of Dodge incorporated by reference herein were prepared on a basis consistent with the audited combined financial statements of Dodge. In the opinion of management, the unaudited condensed combined financial statements of Dodge include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full fiscal year or any future period.
The Dodge Financial Information incorporated by reference herein has been presented on a “carve-out” basis from ABB’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of Dodge and includes allocations of corporate expenses and shared expenses from ABB. These allocations reflect significant assumptions, and the combined financial statements may not fully reflect what Dodge’s financial position, results of operations or cash flows would have been had it been a standalone company during the periods presented. As a result, the Dodge Financial Information incorporated by reference herein is not necessarily indicative of Dodge’s future results of operations, financial position or cash flows.
RBC has a fiscal year consisting of 52 or 53 weeks, ending on the Saturday closest to March 31. By contrast, the fiscal year for Dodge ends on December 31 of each year. In this prospectus supplement, unless we indicate otherwise or the context otherwise requires, any reference to a year in the context of RBC’s financial data preceded by the word “fiscal” refers to the fiscal year ended on the Saturday closest to March 31 of that year. Any reference to a year not preceded by “fiscal” refers to a calendar year ending on December 31. Unless otherwise noted, any reference to a year in the context of Dodge’s financial data preceded by the word “fiscal” refers to the fiscal year ended December 31 of that year.
Certain amounts, percentages and other figures presented in this prospectus supplement have been subject to rounding adjustments and therefore may not represent the arithmetic summation or calculation of the figures that precede them. All references in this prospectus supplement to “$” mean U.S. dollars.
Non-GAAP Financial Measures
We evaluate the performance of our business through certain financial measures (the “non-GAAP financial measures”) that are not recognized under the generally accepted accounting principles in the United States of America (“U.S. GAAP”). These non-GAAP financial measures, including, with respect to Dodge, EBITDA and EBITDA Margin, and, with respect to RBC, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion (each, as defined herein), are presented because management believes these measures provide additional information regarding Dodge’s and our operating performance, and because management believes they are useful to investors in evaluating Dodge’s or our operating performance compared to that of other peer companies. In addition, management believes that these non-GAAP financial measures are useful to assess Dodge’s and our operating performance trends because they exclude certain non-cash items or unusual or non-recurring items that are not expected to continue in the future, and certain other items.
All non-GAAP financial measures, including EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion, have limitations as analytical tools, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures of operating performance, liquidity, indebtedness or otherwise derived in accordance with U.S. GAAP. We compensate for the limitations of non-GAAP financial measures by relying primarily on our financial measures derived in accordance with U.S. GAAP and using the non-GAAP financial measures only for supplemental purposes. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items.
For the definitions of Dodge’s EBITDA and EBITDA Margin, see “Prospectus Supplement Summary.” For the definitions of and additional information about RBC’s Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion, a description of how these measures are calculated, the limitations of these measures and a reconciliation to their most directly

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comparable U.S. GAAP measures, see “Summary Historical and Unaudited Pro Forma Condensed Financial Information — RBC — Non-GAAP Financial Measures.”

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PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights, and should be read together with, the information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, our Current Reports on Form 8-K filed with the SEC on July 26, 2021 and on September 20, 2021, and the sections titled “Summary Historical and Unaudited Pro Forma Condensed Financial Information” and “Management’s Discussion and Analysis of Dodge’s Financial Condition and Results of Operations” in this prospectus supplement. This summary may not contain all of the information that may be important to you, and you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering, especially the information set forth under “Risk Factors” and the documents incorporated by reference herein and therein before making an investment decision. You may obtain a copy of the documents incorporated by reference by following the instructions in the sections titled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.
Our Company
RBC Bearings Incorporated, together with its consolidated subsidiaries, is an international manufacturer and marketer of highly engineered precision bearings and products, which are integral to the manufacture and operation of most machines, aircraft and mechanical systems, to reduce wear to moving parts, facilitate proper power transmission, reduce damage and energy loss caused by friction, and control pressure and flow. While we manufacture products in all major bearings categories, we focus primarily on highly technical or regulated bearing products and engineered products for specialized markets that require sophisticated design, testing and manufacturing capabilities. We believe our unique expertise has enabled us to build a strong reputation as a trusted, leading supplier in many of the product markets in which we primarily compete. We currently have 43 facilities located in seven countries, of which 31 are manufacturing facilities.
We serve a broad range of end markets where we can add value with our specialty precision bearings and engineered products, components, and applications. We classify our customers into two principal categories: industrial and aerospace. These principal end markets utilize a large number of both commercial and specialized bearings and engineered products. Although we provide a relatively small percentage of total bearing and engineered products supplied to each of our principal end markets, we have broadened our end markets, products, customer base and geographic reach over the past several years and we believe we have leading market positions in many of the specialized product markets in which we primarily compete:
•
Industrial market (net sales of $256 million, or 42% of our net sales for the fiscal year ended April 3, 2021):   We manufacture bearings and engineered products for a wide range of diversified industrial markets, including construction and mining, oil and natural resource extraction, heavy truck, submarine, rail and train, packaging, semiconductor machinery, wind, canning and the general industrial markets. Our products target market applications in which our engineering and manufacturing capabilities provide us with a competitive advantage in the marketplace.

•
Aerospace market (net sales of $353 million, or 58% of our net sales for the fiscal year ended April 3, 2021):   We supply bearings and engineered products for use in commercial, private and military aircraft and aircraft engines, guided weaponry, space and satellites and vision and optical systems. We supply precision products for many of the commercial aircraft currently operating worldwide and are the primary bearing supplier for many of the aircraft original equipment manufacturers’ (“OEMs”) product lines. Commercial aerospace customers generally require precision products, often of special materials, made to unique designs and specifications. Many of our aerospace bearings and engineered component products are designed and certified during the original development of the aircraft being served, which often makes us the primary bearing supplier for the life of that aircraft. Furthermore, we have a broad range of products that are used throughout the aircraft (e.g., fuselage, engine, auxiliary power unit, flight control actuation, landing gear, interior cabin), which allows us to serve and generate revenue from multiple aspects of most commercial aircraft.
In the fiscal year ended April 3, 2021 (“fiscal 2021”), we had net sales of $609 million, operating income of $111 million, net income of $90 million and Adjusted EBITDA of $174 million, or Adjusted EBITDA Margin of 29%. For the twelve months ended July 3, 2021, we had net sales of $609 million, operating income of $113 million, net income of $93 million and Adjusted EBITDA of $176 million, or Adjusted EBITDA Margin of 29%. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales, expressed as a percentage. We present Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures, to supplement our results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP. For our definitions of and additional information about Adjusted EBITDA and Adjusted EBITDA Margin, a description of how these measures are calculated, the limitations of these measures and a reconciliation to their most directly comparable U.S. GAAP measures, see “Summary Historical and Unaudited Pro Forma Condensed Financial Information — RBC — Non-GAAP Financial Measures.”
Pending Acquisition of the Dodge Business
Acquisition Agreement
On July 24, 2021, we entered into a Purchase Agreement with ABB pursuant to which we agreed to acquire Dodge. In connection with the Pending Acquisition, we will purchase all of the outstanding equity interests in certain entities, including Dodge Mechanical Power Transmission Company Inc. and certain other assets relating to Dodge, for total consideration of approximately $2.9 billion in cash, subject to adjustment as provided for in the Purchase Agreement. The Pending Acquisition is expected to be completed in our third fiscal quarter ending January 1, 2022, subject to customary closing conditions, including regulatory review.
The Purchase Agreement includes customary representations and warranties, which do not survive the consummation of the Pending Acquisition (the “Closing”), as well as customary covenants from the respective parties, including, among others, ABB’s covenant not to engage in certain kinds of transactions during the period between the execution of the Purchase Agreement and the Closing, three-year noncompetition and employee non-solicitation covenants in favor of RBC, and a requirement that RBC and ABB use reasonable best efforts and that RBC take such other actions as are necessary to obtain regulatory approvals for the Pending Acquisition as described in the Purchase Agreement. The Closing is subject to customary closing conditions for transactions of this type, including, among others: (1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (2) subject to certain materiality exceptions, the accuracy of the representations and warranties contained in the Purchase Agreement; (3) compliance by the parties in all material respects with their respective obligations under the Purchase Agreement; (4) the absence of any law or order prohibiting the Closing; and (5) no Business Material Adverse Effect (as defined in the Purchase Agreement) having occurred. The Purchase Agreement also contains customary termination rights for each of the parties, including if any of the conditions to the Closing have not been satisfied within six months of the execution of the Purchase Agreement. The Purchase Agreement also provides us with indemnification rights with respect to liabilities retained by ABB, breaches of ABB’s pre-Closing covenants contained in the Purchase Agreement, and the taxes of Dodge for the period prior to the Closing. ABB is entitled to indemnification with respect to liabilities of Dodge, breaches of RBC’s pre-Closing covenants contained in the Purchase Agreement, and certain tax matters.
The Purchase Agreement is described in more detail in our Current Report on Form 8-K filed with the SEC on July 26, 2021 (the “Pending Acquisition 8-K”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Pending Acquisition 8-K. Certain financial statements relating to Dodge and certain pro forma financial information on our combined company after giving effect to the Pending Acquisition and the Financing Transactions (as defined below) are also provided in our Current Report on Form 8-K filed with the SEC on September 20, 2021 and incorporated by reference in this prospectus supplement.
Overview of Dodge
Dodge is a leading manufacturer of mounted bearings and mechanical products with market-leading brand recognition. Dodge manufactures a complete line of mounted bearings, enclosed gearing and precision components across a diverse set of industrial end markets. Dodge primarily operates across the construction and mining aftermarket, food & beverage, warehousing and general machinery verticals. Dodge predominantly manufactures its products in the United States, with a smaller manufacturing facility in China, and its global operations comprises approximately 1,500 employees located in six countries as of June 30, 2021. In total Dodge operates six manufacturing facilities and two R&D centers.
Dodge’s products are sold to a diverse customer base consisting of OEMs and distributors, serving markets in the United States and throughout the world. OEMs primarily use the products in new installations, which expands Dodge’s installed base and typically leads to future replacement product sales. Dodge has established strong long-term relationships with its customers, driven by industry leading pre- and post-order support, logistics and an e-commerce platform. Additionally, Dodge’s lifecycle solutions support its customers by providing remanufacturing services, monitoring and high-value component replacement.
Demand for Dodge’s products is closely tied to growth trends in the economy and levels of industrial activity and capital investment. Specific drivers of demand for Dodge’s products include process automation, efforts in energy conservation and productivity improvement, regulatory and safety requirements, new technologies and replacement of worn parts. Dodge’s products are typically critical components of customers’ end applications, and the end user’s cost associated with their failure is high. Consequently, end users of Dodge’s products base their purchasing decisions on the quality, reliability, efficiency and availability of Dodge’s products, as well as on the quality of Dodge’s customer service.
Dodge’s revenues primarily consist of product sales across three product lines, mounted bearings, enclosed gearing and precision components:
•
Mounted bearings (48% of Dodge’s revenues for the fiscal year ended December 31, 2020):   Offers fully assembled bearings with a wide range of shaft attachment methods, rolling elements, housings and seal choices. Products include ball bearings, roller bearings and plain bearings, which are used in light to heavy loads, clean, corrosive and harsh environments. Applications include unit & bulk handling, industrial air handling, large rotor fans, food processing, roll-out tables, and forest pulp and paper processing.

•
Enclosed gearing (35% of Dodge’s revenues for the fiscal year ended December 31, 2020):   Consisting of products such as Tigear, Quantis Gearmotor, Torque Arm, MagnaGear, Maxum and Controlled Start Transmission (“CST”), with a focus on reliability that delivers industry-leading performance and value-added product features providing better uptime and less maintenance.

•
Precision components (14% of Dodge’s revenues for the fiscal year ended December 31, 2020):   Includes products such as mechanical drive components, couplings and conveyor components and offers coupling solutions for both elastomeric and metallic design with the potential to increase torque capacity, accommodate shaft misalignment and extend life, and complete pulley assembly packages including the pulley, shafting, bearings, couplings and gearing. This is a complementary offering that drives incremental sales of high margin mounted bearings and enclosed gearing products.

Additionally, Dodge has a growing line of business in the service area which allows for high margin sales on repairs and maintenance activities associated with its large gearing components. Dodge has also developed digital solutions for monitoring and managing components using “smart” technology.

(1)
Includes services and other revenues.

(2)
Other end-markets include forest products, oil & gas, power and water.

For the twelve months ended June 30, 2021, Dodge had revenues of $612 million, net income of $83 million and EBITDA of $153 million, or EBITDA Margin of 25%. Dodge’s EBITDA is defined as its net income excluding income tax expense, interest expense, depreciation and amortization. Please refer to the Dodge Financial Information, which has been filed by RBC on a Current Report on Form 8-K on September 20, 2021, and which is incorporated by reference herein. Dodge’s EBITDA Margin is defined as Dodge’s EBITDA divided by its revenues, expressed as a percentage. The below table presents a summary of certain key financial metrics of Dodge for the periods indicated:
(in thousands, except percentages)	Year Ended December 31, 2020	Year Ended December 31, 2019	Six Months Ended June 30, 2021	Twelve Months Ended June 30, 2021
Net income	$67,564	$77,001	$50,772	$83,353
Income tax expense	$22,179	$25,083	$16,654	$27,324
Interest expense	$356	$211	$323	$710
Depreciation and amortization	$44,466	$44,074	$19,490	$41,722
EBITDA	$134,565	$146,369	$87,239	$153,109
Revenues	$549,997	$612,390	$335,923	$611,866
EBITDA Margin	24.5%	23.9%	26.0%	25.0%
We present Dodge’s EBITDA and EBITDA Margin, which are non-GAAP financial measures, to supplement Dodge’s results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by Dodge’s peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP.
Strategic Rationale
We believe the Pending Acquisition will be highly synergistic given our position in the bearings industry. Our business and Dodge’s business are highly complementary, each bringing new offerings, new end markets and economies of scale to the combined organization. We believe that our deep knowledge of the industry and Dodge and our experience executing other acquisitions would position us well to successfully integrate Dodge into our existing portfolio. See “— Pending Acquisition of the Dodge Business” for more information on the Pending Acquisition.
We believe that the Pending Acquisition could strengthen and accelerate our financial profile, capabilities, footprint and customer base in the following ways:
•
Creates a strongly-positioned manufacturer of bearings and precision products.   The Pending Acquisition could create a strongly-positioned manufacturer that would benefit from combined brand recognition for premium performance critical bearings and precision products sold to both OEMs and the industrial aftermarket. The Dodge brand is a well-known premium choice for bearings, mechanical components and systems, and is produced primarily with world-class U.S.-centric manufacturing capabilities. Dodge’s product offerings, capabilities and end markets are highly complementary to ours. The combined company would have a competitive position across end markets with a diversified client base and expansive geographic footprint.

•
Significantly enhances scale.   The Pending Acquisition would approximately double the scale of our business as measured by net sales and Adjusted EBITDA. Our net sales for the twelve months ended July 3, 2021 were $609 million, as compared to $1,221 million on a combined basis after including Dodge’s revenues for the twelve months ended June 30, 2021. For the twelve months ended July 3, 2021, our operating income was $113 million, our Adjusted EBITDA was $176 million and Dodge’s EBITDA was $153 million. Furthermore, we expect to substantially increase scale, product depth and reach in the important market of industrial distribution where Dodge holds a leading position, with Dodge’s revenues consistently representing over 60% of total revenues in the market.

•
Diversifies business mix.   For the fiscal year ended April 3, 2021, we derived 42% of our net sales from industrial end markets and 58% from aerospace end markets. Pro forma for the Pending Acquisition, approximately 70% of our net sales would have been derived from industrial end markets for the fiscal year ended April 3, 2021. We believe that pro forma for the Pending Acquisition, approximately 48% of our net sales for the fiscal year ended April 3, 2021 would have been derived from new industrial end markets where we have historically underserved or not been present. Furthermore, for the fiscal year ended April 3, 2021, we estimate that approximately a quarter of our net sales were made to the defense end market.

(1)
Gives pro forma effect to the Pending Acquisition as if it had occurred on March 29, 2020. See “Summary Historical and Unaudited Pro Forma Condensed Financial Information.”

•
Highly attractive recurring revenue base.   Dodge’s large installed base of existing products used throughout the industry and installed over decades creates a significant replacement demand driven by “like-for-like” purchasing preference, resulting in strong aftermarket sales. Furthermore, Dodge has strong customer relationships that span over 40 years on average with its top customers.

•
Strong synergies.   We are pursuing synergies across four core aspects of our business enterprise capable of reaching approximately $70 million to $100 million by the fifth fiscal year following consummation of the Pending Acquisition primarily through cost savings, with the remaining synergies expected from revenue integration. The key sources of our synergy plan include (i) selling our products through Dodge’s sales force, which is approximately seven times larger than ours, (ii) selling Dodge products to our customers, (iii) supply chain integration by supplying Dodge with a significant part of their components that we can manufacture and provide, (iv) expanding Dodge’s product margin by partnering with our manufacturing facilities in lower cost countries, (v) applying our product development process and material science to Dodge’s products, and (vi) a few facility rationalizations. We intend to implement various integration strategies soon after closing of the Pending Acquisition to begin capturing these expected synergies while minimizing any material costs and any interruption to the two businesses. However, there is no assurance of when, or if, we will be able to achieve the anticipated synergies from the Pending Acquisition. See “Risk Factors — Risks Related to the Pending Acquisition — We may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected” in the accompanying prospectus.
Our Business Strategy
Currently, our strategy is built around maintaining our role as a leading manufacturer of precision bearings and components through the following efforts:
•
Developing innovative solutions.   By leveraging our design and manufacturing expertise and our extensive customer relationships, we continue to develop new products for markets in which there are substantial growth opportunities.

•
Expanding customer base and penetrating end markets.   We continually seek opportunities to access new customers, geographic locations and bearing platforms with existing products or profitable new product opportunities.

•
Increasing aftermarket sales.   We believe that increasing our aftermarket sales of replacement parts will further enhance the continuity and predictability of our net sales and enhance our profitability. Such sales include sales to third party distributors, and sales to OEMs for replacement products and aftermarket services. We expect to increase our percentage of net sales derived from the replacement market by continuing to gain market share with new and existing OEMs.

•
Pursuing selective acquisitions.   The acquisition of businesses that complement or expand our operations has been and continues to be an important element of our business strategy. We believe that there will continue to be consolidation within the industry that may present us with acquisition opportunities.

We have demonstrated expertise in acquiring and integrating bearing and precision engineered component manufacturers that have complementary products or distribution channels and have provided significant margin enhancement. We have consistently increased the profitability of acquired businesses through a process of methods and systems improvement coupled with the introduction of complementary and proprietary new products. From 1990 through our fiscal year ended April 3, 2021, we have completed 27 acquisitions (excluding Dodge), which have broadened our end markets, products, customer base and geographic reach.
Our Competitive Strengths
We believe that we are well-positioned to meet our obligations to customers, grow our business and create shareholder value because of the following factors:
•
Manufacturer of highly engineered precision bearings and products.   We focus primarily on highly technical or regulated bearing products and engineered products for specialized markets that require sophisticated design, testing and manufacturing capabilities. For the majority of our products, the culmination of our lengthy design and engineering process is the receipt of a product approval or certification, generally obtained from either the OEM, the

Department of Defense or the Federal Aviation Administration, which allows us to supply the product to the OEM customer and to the aftermarket. These approvals often give us a competitive advantage as we are often the only approved supplier of a given bearing or engineered product for a particular customer. We believe our unique expertise has enabled us to garner leading positions in many of the product markets in which we primarily compete.
•
Track record of sales growth.   We have a demonstrated ability to grow our business at an approximately 7% net sales Compound Annual Growth Rate (“CAGR”) over the last 19 years, or approximately 8% net sales CAGR excluding fiscal 2021 (which was impacted by the global COVID-19 pandemic). We believe our culture of continuous improvement has sustained a high-single digit net sales growth through the cycle, which is a key management target that is rigorously pursued.

(1)
The net sales figures in the above graph for years prior to our adoption of Accounting Standards Codification 606, Revenue From Contracts with Customers in fiscal 2019 have not been modified and reflect the accounting standards in effect at the relevant time.

•
Culture of continuous improvement driving margin expansion.   We have established a proven strategy for sustained margin improvement of our business. Our ongoing commitment to process engineering excellence allows us to manufacture many proprietary products cost effectively that other providers find challenging. We continually evaluate our manufacturing and other operations to maximize efficiencies in order to maintain competitive prices while maximizing our profit margins. We maintain highly coordinated plants and perform frequent and ongoing reviews of our cost structure to assess profitability of each product line by facility. Furthermore, many of our long-term agreements have mechanisms to pass through inflationary cost increases. For our smaller customers without long-term agreements and our industrial distribution channel we are typically able to implement price increases to offset cost increases.

•
Stable revenue from aftermarket sales.   We have long-term customer relationships and frequent replacement cycles that provide steady net sales. Our extensive installed base of proprietary products results in strong consistent aftermarket sales. Our long-term agreements provide stability and predictability of net sales. In fiscal 2021, we estimate that a substantial portion of our net sales were generated under long-term contracts. We serve a broad range of end markets where we can add value with our specialty precision bearings and engineered products, components, and applications. With the Pending Acquisition, we will significantly increase our net sales from aftermarket sales given that Dodge’s aftermarket revenue represents a significant portion of their total revenue. Dodge’s large installed base of existing products used throughout the industry and installed over decades creates a significant replacement demand driven by “like-for-like” purchasing preference. Furthermore, Dodge has strong customer relationships that span over 40 years on average with its top customers and sells to over 2,300 distributor locations globally with over 800 OEMs served.

•
Competitive advantages.   We are active in markets with sustainable growth where we believe opportunities for profitable expansion and defensible franchises exist. We estimate that a substantial portion of our fiscal 2021 net sales is from sole/single-source or proprietary products requiring lengthy and difficult approval processes. Our competitive advantage is driven by (i) strong customer relationships with long-term contracts, (ii) the nature of our highly specialized products that require high customer service levels, extensive technical support, short lead times and small production runs, (iii) typical product development life cycles of 3 to 10 years, and (iv) high switching costs due to the stringent and lengthy certification process for many OEM, commercial aerospace, and defense market products. Furthermore, the highly technical or regulated bearing products and engineered products we provide typically present only a small fraction of the total production cost for most of the machines, aircraft and mechanical systems into which our products are integral and often mission-critical.

•
Attractive financial characteristics with strong margin, free cash flow and highly variable cost structure. We have a strong focus on operational excellence that has provided high margins over recent years. We have historically generated significant free cash flow, which we define as cash provided by operating activities less capital expenditures (“Free Cash Flow”). Over the last three fiscal years, we have generated approximately $326 million of Free Cash Flow, increasing from $67 million in fiscal 2019 to $141 million in fiscal 2021 (without giving effect to the Pending Acquisition). Furthermore, we have a highly variable cost structure, which allows us to preserve free cash flow and reduce costs in weaker economic periods, as evidenced by our financial performance in fiscal 2021. The below table presents a summary of certain key financial metrics for the periods indicated:

($ in thousands)	Fiscal Year Ended April 3, 2021	Fiscal Year Ended March 28, 2020	Fiscal Year Ended March 30, 2019
Net sales	$608,984	$727,461	$702,516
Operating income	$111,458	$156,785	$132,035
Adjusted EBITDA(1)	$174,255	$209,220	$195,504
Adjusted EBITDA Margin(1)	28.6%	28.8%	27.8%
($ in thousands)	Fiscal Year Ended April 3, 2021	Fiscal Year Ended March 28, 2020	Fiscal Year Ended March 30, 2019
Cash provided by operating activities	$152,453	$155,621	$108,547
Capital Expenditures	(11,772)	(37,297)	(41,346)
Free Cash Flow(1), (2), (3)	$140,681	$118,324	$67,201
Adjusted Net Income(1), (2)	96,888	126,398	119,681
Free Cash Flow Conversion(1), (3)	145.2%	93.6%	56.2%

(1)
We present Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Free Cash Flow Conversion, which are non-GAAP financial measures, to supplement our results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP. For our definitions of and additional information about Free Cash Flow, Adjusted Net Income and Free Cash Flow Conversion, a description of how these measures are calculated, the limitations of these measures and a reconciliation to their most directly comparable U.S. GAAP measures, see “Summary Historical and Unaudited Pro Forma Condensed Financial Information — RBC — Non-GAAP Financial Measures.”

(2)
Adjusted Net Income is defined as net income excluding the impact of costs related to restructuring and consolidation and certain one-off items, including costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement.

(3)
Free Cash Flow Conversion is defined as free cash flow divided by Adjusted Net Income.

•
Highly experienced management team.   Our executive management team has extensive operational experience and deep industry knowledge, as well as significant prior experience executing and successfully integrating strategic acquisitions. Notably, Dr. Michael Hartnett has been the Chief Executive Officer of RBC Bearings since 1992, leading our company’s growth and strategic positioning for almost three decades with most of his direct reports having been with the Company for 20 to 25 years. Likewise, the Dodge management team, which will continue to manage and operate Dodge following the Pending Acquisition, has many decades of industry and operating expertise. We expect we will benefit from the knowledge and experience of both management teams as we successfully integrate Dodge into our existing portfolio.
Concurrent Financing Transactions
Concurrently with, or following the closing of, this offering of common stock, we intend to enter into a series of transactions described below (collectively, the “Financing Transactions”). We intend to use the net proceeds from the Financing Transactions to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes.
The New Credit Agreement
We are currently in active negotiations with certain lenders to enter into the New Credit Agreement (as defined below) with our subsidiary, Roller Bearing Company of America, Inc., as borrower, which is expected to provide for certain term loans in an aggregate principal amount not to exceed $1.3 billion (the “Term Facility”) and a revolving credit facility in an aggregate principal amount not to exceed $500.0 million (the “Revolving Facility”). We expect to use the proceeds of the Term Facility to consummate the Pending Acquisition, including for the payment of permitted expenses and fees related thereto, and the proceeds of borrowings under the Revolving Facility may be used for the payment of permitted expenses and fees related to the Pending Acquisition, for working capital or for other general corporate purposes.
The completion of this offering is not contingent on our entry into the Term Facility or the Revolving Facility, and our entry into the Term Facility and the Revolving Facility is not contingent on the completion of this offering. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the New Credit Agreement and the terms thereof remain subject to change. The foregoing summary of the anticipated terms of the New Credit Agreement has been prepared in good faith based upon assumptions that management considers reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the New Credit Agreement will be executed on such terms, or at all, and the foregoing summary should not be viewed as fact. The actual terms of the New Credit Agreement may differ significantly from the foregoing summary and no representation or warranty is made with respect to the predictive accuracy thereof.
See “Description of Indebtedness.”
Mandatory Convertible Preferred Stock Concurrent Offering
Concurrently with this offering of common stock, we are conducting a registered underwritten public offering of $400.0 million in aggregate liquidation preference of our    % Series A Mandatory Convertible Preferred Stock plus up to an additional $60.0 million in aggregate liquidation preference of Mandatory Convertible Preferred Stock that the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering have the option to purchase from us solely to cover over-allotments.
The Mandatory Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to    % on the liquidation preference thereof, which is $100 per share, payable, when, as and if declared by our board of directors, quarterly in arrears. Unless previously converted or redeemed, each outstanding share of Mandatory Convertible Preferred Stock will automatically convert on or about October 15, 2024 (subject to postponement in certain limited circumstances) into between      and      shares of our common stock, subject to adjustment. The preferred stockholders will also have the right to convert all or any portion of their shares of Mandatory Convertible Preferred Stock at any time before mandatory conversion. Pursuant to the terms of the Mandatory Convertible Preferred Stock, if the Pending Acquisition has not closed as of the close of business on January 26, 2022, or if, before such time, the Purchase Agreement is terminated in accordance with its terms or our board of directors determines, in its reasonable judgment, that the Pending Acquisition will not occur, then we will have the right to redeem all, but not less than all, of the Mandatory Convertible Preferred Stock. See “Risk Factors — Risks Related to the Offering and Our Common Stock — If the Pending Acquisition is not consummated, then we may elect to redeem the Mandatory Convertible Preferred Stock, which could require the payment of a significant amount of cash or the issuance of a significant number of shares of our common stock.”
We estimate that the net proceeds to us from the Mandatory Convertible Preferred Stock Concurrent Offering, if it is consummated, will be approximately $387.2 million (or approximately $445.4 million if the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering fully exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock), based on an assumed price of $100 per share of Mandatory Convertible Preferred Stock and after deducting underwriting discounts and commissions and our estimated offering expenses. The Mandatory Convertible Preferred Stock Concurrent Offering is being made pursuant to a separate prospectus supplement and nothing in this prospectus supplement or the accompanying prospectus should be construed as an offer to sell, or a solicitation of an offer to buy, any shares of Mandatory Convertible Preferred Stock or the shares of common stock issuable in respect of the Mandatory Convertible Preferred Stock.
The Mandatory Convertible Preferred Stock Concurrent Offering is expected to close on or about the same date as the closing of this offering of common stock, subject to customary closing conditions. We cannot assure you that the Mandatory Convertible Preferred Stock Concurrent Offering will be completed or, if completed, on what terms. The completion of this offering is not contingent on the completion of the Mandatory Convertible Preferred Stock Concurrent Offering, and the completion of the Mandatory Convertible Preferred Stock Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Mandatory Convertible Preferred Stock Concurrent Offering will be consummated or that we will receive any additional proceeds from the Mandatory Convertible Preferred Stock Concurrent Offering.
See “The Additional Offerings — Mandatory Convertible Preferred Stock Concurrent Offering.”
Potential Offering of Senior Notes
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Senior Notes Issuer”), intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus delivery requirements of the Securities Act.
We expect that the Senior Notes Issuer will deposit the proceeds from the sale of the Senior Notes into a segregated escrow account pending the consummation of the Pending Acquisition. The release of the escrow proceeds will be subject to the satisfaction of certain conditions, including consummation of the Pending Acquisition (the date of such release, the “Completion Date”). We expect that the Senior Notes will be redeemable by us if the Pending Acquisition is not consummated and in other customary circumstances.
Prior to the Completion Date, we expect that the Senior Notes will be secured by a first priority security interest in the funds held in the escrow account and will not be guaranteed. From and after the Completion Date, we expect that the Senior Notes will be guaranteed by certain of the Senior Notes Issuer’s existing and future wholly owned domestic subsidiaries that guarantee the New Credit Agreement. We expect the Senior Notes to contain customary covenants, restrictions and events of default for a transaction of this type.
The completion of this offering is not contingent on the Senior Notes Offering and the completion of the Senior Notes Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Senior Notes Offering will be consummated or that we or our subsidiaries will receive any additional proceeds from the Senior Notes Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any Senior Notes. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes remain subject to change and may differ materially from what we expect. The foregoing summary of the anticipated terms of the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all.
See “The Additional Offerings — Senior Notes Offering” of this prospectus supplement and “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.
Summary of Risk Factors
Investing in our common stock involves risks and uncertainties. Before making an investment in our common stock, you should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including in the “Risk Factors” sections of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021. Below is a concise description of certain material risk factors that are further described in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. The summary does not purport to summarize all of the risks that you should consider in making your decision to invest in any shares of common stock and should be read together with the risks set forth under the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus and the additional risks described in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 and in the other documents that are incorporated by reference herein and in the accompanying prospectus.
Risks Related to the Pending Acquisition
•
We may not complete the Pending Acquisition within the time frame we anticipate or at all.

•
We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all.

•
We may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected.

•
We may not be able to efficiently integrate Dodge into our operations.

•
We have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition.

•
The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and our actual financial condition and results of operations following completion of the Pending Acquisition and the Financing Transactions may differ materially.

Risks Related to Dodge’s Business
•
Dodge’s operations in emerging markets expose it to risks associated with conditions in those markets.

•
If Dodge is unable to obtain performance and other guarantees from financial institutions, it may be prevented from bidding on, or obtaining, some contracts, or its costs with respect to such contracts could be higher.

Risks Related to the Offering and Our Common Stock
•
The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

•
Provisions in our charter documents may prevent or hinder efforts to acquire a controlling interest in us.

•
Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

•
Because we do not currently intend to pay dividends on our common stock, holders of our common stock will benefit from an investment in our common stock only if it appreciates in value.

•
The issuance or sale of shares of our common stock, or rights to acquire shares of our common stock, could depress the trading price of our common stock.

•
You may be diluted by future issuances of our common stock or instruments convertible into shares of common stock.

•
The Mandatory Convertible Preferred Stock may depress the trading price of our common stock and increase its volatility.

•
The Mandatory Convertible Preferred Stock will rank senior to our common stock with respect to dividends and liquidation rights.

•
Provisions of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover of us.

•
If the Pending Acquisition is not consummated, then we may elect to redeem the Mandatory Convertible Preferred Stock, which could require the payment of a significant amount of cash or the issuance of a significant number of shares of our common stock.

•
If the Pending Acquisition is not completed, our management will have broad discretion to use the net proceeds from this offering.

•
This offering is not contingent on the consummation of the Term Facility, the Revolving Facility or the Additional Offerings.

•
Quarterly performance can be affected by the timing of government product inspections and approvals.

Corporate Information
Our principal executive office is located at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478, and our telephone number is (203) 267-7001. Our website is www.rbcbearings.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and the inclusion of our website address in this prospectus supplement and the accompanying prospectus is intended as an inactive textual reference only.

THE OFFERING
Common Stock Offered
3,000,000 shares of common stock.
Option to Purchase Additional
Shares of Common Stock
We have granted the underwriters an option to purchase up to 450,000 additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.
Concurrent Offering of
Mandatory Convertible
Preferred Stock
Concurrently with this offering, we are offering $400.0 million in aggregate liquidation preference of our    % Series A Mandatory Convertible Preferred Stock, plus up to an additional $60.0 million in aggregate liquidation preference of Mandatory Convertible Preferred Stock that the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering have the option to purchase from us solely to cover over-allotments. The Mandatory Convertible Preferred Stock Concurrent Offering is being made pursuant to a separate prospectus supplement and accompanying prospectus in a public offering registered under the Securities Act. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the Mandatory Convertible Preferred Stock or the shares of common stock issuable in respect of the Mandatory Convertible Preferred Stock. The completion of this offering is not contingent on the completion of the Mandatory Convertible Preferred Stock Concurrent Offering, and the completion of the Mandatory Convertible Preferred Stock Concurrent Offering is not contingent on the completion of this offering. See “The Additional Offerings — Mandatory Convertible Preferred Stock Concurrent Offering.”
Potential Offering of Senior
Notes
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc., intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Senior Notes Offering, and the completion of the Senior Notes Offering is not contingent on the completion of this offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the Senior Notes. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes remain subject to change and may differ materially from what we expect. The foregoing summary of the anticipated terms of the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all. See “The Additional Offerings — Senior Notes Offering” of this prospectus supplement and “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.
The New Credit Agreement
We are currently in active negotiations with certain lenders to enter into the New Credit Agreement, with our subsidiary, Roller Bearing Company of America, Inc., as borrower, which is expected to provide a Term Facility in an amount not to exceed $1.3 billion and a Revolving Facility in an amount not to exceed $500.0 million. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the New Credit Agreement and the terms thereof remain subject to change. No assurances can be given that the New Credit Agreement will be executed on such terms, or at all. See “Description of Indebtedness.”
Shares Outstanding After
this Offering and the
Concurrent Offering
Immediately after the consummation of this offering, based on the number of shares offered as set forth on the cover page of this prospectus supplement, 28,420,621 (or 28,870,621, if the underwriters fully exercise their option to purchase additional shares of our common stock) shares of our common stock will be outstanding. If the Mandatory Convertible Preferred Stock Concurrent Offering is consummated, 4,000,000 (or 4,600,000, if the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering fully exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock) shares of Mandatory Convertible Preferred Stock will be outstanding immediately after the consummation of the Mandatory Convertible Preferred Stock Concurrent Offering at an assumed price of $100 per share of Mandatory Convertible Preferred Stock. The Mandatory Convertible Preferred Stock is convertible into shares of our common stock. Unless previously converted or redeemed, each outstanding share of Mandatory Convertible Preferred Stock will automatically convert on or about October 15, 2024 (subject to postponement in certain limited circumstances) into between        and        shares of our common stock, which we refer to as the minimum conversion rate and the maximum conversion rate, respectively. Each of the minimum conversion rate and the maximum conversion rate is subject to adjustment See “The Additional Offerings — Mandatory Convertible Preferred Stock Concurrent Offering — Conversion.”
Dividend Policy
Except for a $2.00 per common share special dividend paid in 2014, we have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Any future dividends on our common stock that may be declared and paid from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. See “Dividend Policy” and “Risk Factors — Risks Related to the Offering and Our Common Stock — Because we do not currently intend to pay dividends on our common stock, holders of our common stock will benefit from an investment in our common stock only if it appreciates in value.”
Voting Rights
Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of RBC’s stockholders. Shares of common stock are not entitled to cumulative voting.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ROLL.” On September 16, 2021, the last reported sale price of our common stock was $212.24 per share.
Use of Proceeds
We estimate that the net proceeds to us from this offering will be approximately $605.6 million (or approximately $696.5 million if the underwriters fully exercise their option to purchase additional shares of our common stock), after deducting underwriting discounts and commissions and our estimated offering expenses, based on the number of shares set forth on the cover page of this prospectus supplement and an assumed public offering price of $212.24, the last reported sale price of our common stock on Nasdaq on September 16, 2021. We estimate that the net proceeds to us from the Mandatory Convertible Preferred Stock Concurrent Offering, if it is consummated, will be approximately $387.2 million (or approximately $445.4 million if the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering fully exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock), based on an assumed price of $100 per share of Mandatory Convertible Preferred Stock and after deducting underwriting discounts and commissions and our estimated offering expenses. Additionally, we expect that the New Credit Agreement will provide for a Term Facility in an amount not to exceed $1.3 billion and a Revolving Facility in an amount not to exceed $500.0 million. We estimate that the proceeds from the Senior Notes Offering, if it is consummated, will be approximately $500.0 million, before deducting the initial purchasers’ discounts and commissions and before deducting estimated offering expenses. However, the terms of the Senior Notes remain subject to change and may differ materially from what we expect.
We intend to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. The completion of this offering is not contingent on the consummation of the Term Facility, the Revolving Facility or the Additional Offerings.
Risk Factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” included in this prospectus supplement, the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Material U.S. Federal Income
Tax Considerations
For a description of material U.S. federal income tax consequences of purchasing, owning and disposing of shares of our common stock, see “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”
The number of outstanding shares of our common stock presented in this prospectus supplement is based on 25,420,621 shares outstanding as of July 3, 2021. As of July 3, 2021, an aggregate of 544,292 shares of common stock were reserved for future issuance under our 2013 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan (each, as defined and further described in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 incorporated by reference in this prospectus supplement). On September 8, 2021, our 2021 Long-Term Incentive Plan (as defined in our Current Report on Form 8-K filed with the SEC on September 10, 2021) came into effect when it was approved by our stockholders. An aggregate of 1,500,000 shares of common stock are issuable under the 2021 Long-Term Incentive Plan and, as of the date of this prospectus supplement, we have yet to issue any awards under our 2021 Long-Term Incentive Plan. The outstanding share information set forth above assumes no issuance of shares of common stock reserved for issuance under our equity incentive plans. It excludes (i)          (or         , if the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering fully exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock) shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock at the initial maximum conversion rate and (ii) additional shares of common stock that we may elect to issue as payment for all or any portion of declared dividends on the Mandatory Convertible Preferred Stock.
Additionally, the outstanding share information set forth above assumes:
•
no exercise of options outstanding under our 2013 Long-Term Incentive Plan. As of July 3, 2021, there were 190,847 outstanding options to purchase shares of common stock granted under the 2013 Long-Term Incentive Plan with a weighted average exercise price of $92.20; and

•
no exercise of options outstanding under our 2017 Long-Term Incentive Plan. As of July 3, 2021, there were 503,794 outstanding options to purchase shares of common stock granted under the 2017 Long-Term Incentive Plan with a weighted average exercise price of $156.77.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION
The information below is only a summary and should be read in conjunction with RBC’s audited and unaudited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, as well as Dodge’s audited combined financial statements for the year ended December 31, 2020 and unaudited condensed combined financial statements for the three and six months ended June 30, 2021 and 2020, which are included in our Current Report on Form 8-K filed with the SEC on September 20, 2021, which are incorporated by reference herein, in addition to the section titled “Management’s Discussion and Analysis of Dodge’s Financial Condition and Results of Operations” in this prospectus supplement.
RBC
The following tables set forth certain summary historical consolidated financial information of RBC and summary unaudited pro forma condensed combined financial information of RBC and Dodge for the dates and periods indicated. The summary historical consolidated financial information of RBC has been derived from, and should be read in conjunction with, RBC’s audited and unaudited consolidated financial statements, which have been filed with the SEC and incorporated by reference herein.
The summary unaudited pro forma condensed combined financial information presented below has been derived by applying to the historical consolidated financial statements of RBC the pro forma adjustments described in the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021. Such unaudited pro forma condensed combined financial information gives effect to the Pending Acquisition and the Financing Transactions as if they had occurred on March 29, 2020, the first day of RBC’s fiscal year 2021 and the beginning of RBC’s annual period, in the case of the unaudited pro forma condensed combined statements of operations, and as of July 3, 2021, in the case of the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included as Exhibit 99.3 within RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety. See also the section below titled “— Dodge” for certain summary historical combined information of Dodge.
The unaudited pro forma condensed combined financial information has been prepared by us solely for informational purposes in accordance with Regulation S-X Article 11, “Pro Forma Financial Information” and is not necessarily indicative of what our combined company’s financial condition or results of operations would have been had the Pending Acquisition and the Financing Transactions occurred at an earlier date or on the dates assumed. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of our combined company. The actual results of our combined company may differ significantly from those reflected in the unaudited pro forma condensed combined financial information. The unaudited combined pro forma financial information does not include adjustments to reflect the realization of any costs from operating efficiencies, synergies or other restructuring activities that might result from the Pending Acquisition.

(in thousands, except share and per share data)	RBC Historical		Pro Forma Combined
	Year Ended April 3, 2021	Three Months Ended July 3, 2021	Year Ended April 3, 2021	Three Months Ended July 3, 2021
Statement of Operations Information
Net sales	$608,984	$156,205	$1,158,981	$323,163
Cost of sales	374,878	92,432	759,084	198,993
Gross margin	234,106	63,773	399,897	124,170
Operating expenses:
Selling, general and administrative	106,000	29,802	184,289	54,196
Other, net	16,648	3,248	123,611	18,171
Total operating expenses	122,648	33,050	307,900	72,367
Operating income (loss)	111,458	30,723	91,997	51,803
Interest expense, net	1,430	319	54,338	13,509
Other non-operating (income)/expense	(31)	(465)	359	(401)
Income (loss) before income taxes	110,059	30,869	37,300	38,695
Provision (benefit) for income taxes	20,426	4,870	5,694	6,974
Net income (loss)	$89,633	$25,999	$31,606	$31,721
Dividends on Preferred Stock	—	—	(20,000)	(5,000)
Net income (loss) available to the stockholders	$89,633	$25,999	$11,606	$26,721
Net income (loss) per common share:
Basic	$3.61	$1.04	$0.42	$0.95
Diluted	$3.58	$1.03	$0.41	$0.94
(in thousands)	RBC Historical As of July 3, 2021	Pro Forma Combined As of July 3, 2021
Balance Sheet Information
Cash and cash equivalents	$175,771	$139,668
Marketable securities	120,320	—
Total current assets	786,124	861,848
Total assets	1,490,599	4,726,093
Total current liabilities	95,502	296,909
Long-term debt, less current portion	10,249	1,726,444
Total liabilities	216,223	2,503,368
Total stockholders’ equity	1,274,376	2,222,725
Total liabilities and stockholders’ equity	1,490,599	4,726,093
Non-GAAP Financial Measures
We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion, each of which are non-GAAP financial measures to supplement our results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP. See “Basis of Presentation — Non-GAAP Financial Measures.”

(in thousands, except percentages)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Adjusted EBITDA	$174,255	$209,220	$195,504	$45,264	$175,752
Adjusted EBITDA Margin	28.6%	28.8%	27.8%	29.0%	28.9%
Adjusted Net Income	$96,888	$126,398	$119,681	$26,319	$99,586
Free Cash Flow	$140,681	$118,324	$67,201	$49,926	$146,123
Free Cash Flow Conversion	145.2%	93.6%	56.2%	189.7%	146.7%
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as operating income excluding the impact of costs related to restructuring and consolidation, depreciation and amortization, share-based stock compensation expense and certain other one-off items unrelated to the ordinary operations of our company. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales, expressed as a percentage.
We consider Adjusted EBITDA and Adjusted EBITDA Margin to be useful measures as they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. However, Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, including: (a) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash used for capital expenditures for the replacements of such assets in the future; and (b) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.
A reconciliation of Adjusted EBITDA to operating income is presented below for the periods indicated. We encourage investors to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with operating income.
(in thousands)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Operating Income	$111,458	$156,785	$132,035	$30,723	$113,367
Restructuring and consolidation	7,247	1,036	1,180	557	6,685
Depreciation and amortization	32,744	31,420	29,658	8,212	32,560
Share-based stock compensation expense	21,299	20,150	16,087	5,772	21,633
Inventory purchase accounting adjustment	—	368	—	—	—
Net gain on sale of Houston building(1)	—	(1,440)	—	—	—
Net loss on sale of Miami division(2)	—	—	16,544	—	—
Acquisition costs	—	901	—	—	—
Cyber event costs(3)	1,507	—	—	—	1,507
Adjusted EBITDA	$174,255	$209,220	$195,504	$45,264	$175,752

(1)
Relates to the gain on the sale of a building owned in Houston, Texas, which is no longer used for our operations.

(2)
Relates to the loss on the sale of our Miami division, which was sold in the third quarter of the fiscal year ended March 30, 2019.

(3)
Represents costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement.

Adjusted Net Income
We define Adjusted Net Income as net income excluding the impact of costs related to restructuring and consolidation and certain one-off items, including costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement. We consider Adjusted Net Income to be a useful measure that illustrates how management assesses the performance and growth of our business. However, Adjusted Net Income is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Our calculation of Adjusted Net Income may differ from similarly-titled non-GAAP financial measures reported by our peer companies.
A reconciliation of Adjusted Net Income to net income is presented below for the periods indicated. We encourage investors to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted Net Income in conjunction with net income.
(in thousands)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Net Income	$89,633	$126,036	$105,193	$25,999	$92,943
Inventory purchase accounting adjustment	—	303	—	—	—
Net gain on sale of Houston building(1)	—	(1,132)	—	—	—
Net loss on sale of Miami division(2)	—	—	12,496	—	—
Acquisition costs	—	769	—	—	—
Cyber event costs(3)	1,269	—	—	—	1,269
Restructuring and consolidation	5,848	827	1,012	469	5,421
Foreign exchange translation loss	187	738	(111)	11	137
Loss on extinguishment of long-term debt	—	—	815	—	—
Withholding tax associated with repatriation of cash	—	—	943	—	—
Discrete and other tax items credit (benefit)	(49)	(1,143)	(667)	(160)	(184)
Adjusted Net Income	$96,888	$126,398	$119,681	$26,319	$99,586

(1)
Relates to the gain on the sale of a building owned in Houston, Texas, which is no longer used for our operations.

(2)
Relates to the loss on the sale of our Miami division, which was sold in the third quarter of the fiscal year ended March 30, 2019.

(3)
Represents costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement.

Free Cash Flow and Free Cash Flow Conversion
We define Free Cash Flow as cash provided by operating activities less capital expenditures and we define Free Cash Flow Conversion as Free Cash Flow divided by Adjusted Net Income. We consider Free Cash Flow and Free Cash Flow Conversion to be useful measures that illustrate how management assesses the liquidity and profitability of our business. However, Free Cash Flow and Free Cash Flow Conversion should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Our calculation of Free Cash Flow and Free Cash Flow Conversion may differ from similarly-titled non-GAAP financial measures reported by our peer companies. Additionally, Free Cash Flow and Free Cash Flow Conversion have limitations as analytical tools, including: (a) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Free Cash Flow and Free Cash Flow Conversion do not reflect cash used for capital expenditures for the replacements of such assets in the future; and (b) Free Cash Flow and Free Cash Flow Conversion do not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.
A reconciliation of Free Cash Flow to cash provided by operating activities is presented below for the periods indicated. We encourage investors to review our financial information in its entirety, not to rely on any single financial measure and to view Free Cash Flow in conjunction with cash provided by operating activities.
(in thousands)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Cash provided by operating activities	$152,453	$155,621	$108,547	$53,293	$157,387
Capital expenditures	(11,772)	(37,297)	(41,346)	(3,367)	(11,264)
Free Cash Flow	$140,681	$118,324	$67,201	$49,926	$146,123
Dodge
In light of the significance of the Pending Acquisition, we filed a Current Report on Form 8-K with the SEC on September 20, 2021 containing (i) audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 and (ii) unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020 (collectively, the “Dodge Combined Financial Statements”). The Current Report on Form 8-K filed with the SEC on September 20, 2021 is incorporated by reference herein and should be read in its entirety.
The following tables set forth certain summary historical combined financial information of Dodge for the dates and periods indicated. This financial information has been derived from, and should be read in conjunction with, the Dodge Combined Financial Statements, which have been filed with the SEC and incorporated by reference herein as described in the preceding paragraph, and the sections titled “Basis of Presentation” and “Management’s Discussion and Analysis of Dodge’s Financial Condition and Results of Operations” in this prospectus supplement. See also the section titled “Prospectus Supplement Summary” for a discussion of certain non-GAAP financial measures of Dodge.

	Dodge Historical
(in thousands)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Statement of Income Information
Revenues	$335,923	$549,997
Cost of sales	(221,815)	(381,736)
Gross profit	114,108	168,261
Operating expenses:
Selling, general and administrative expenses	(41,374)	(70,850)
Non-order related research and development expenses	(6,250)	(7,439)
Other income (expense), net	885	(449)
Interest and other finance expense	57	220
Income from operations, before income taxes	67,426	89,743
Income tax expense	(16,654)	(22,179)
Net income	$50,772	$67,564
(in thousands)	Dodge Historical As of June 30, 2021
Balance Sheet Information
Receivables, net	$90,744
Inventories, net	117,485
Total current assets	208,840
Total assets	1,363,106
Total current liabilities	136,407
Total liabilities	214,279
Total equity	1,148,827
Total liabilities and stockholders’ equity	1,363,106

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the discussion of risks and uncertainties described or referred to below and under the heading “Risk Factors” contained in the accompanying prospectus and in the documents that are incorporated by reference herein and therein, including those in our Annual Report on Form 10-K for the year ended April 3, 2021, our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021 and other documents we file with the SEC. The occurrence of any of these risks may materially harm our business, results of operations and financial condition. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.
Important risks relating to our business and industry, including risks related to the Pending Acquisition and risks relating to the impact of the COVID-19 pandemic, which you should carefully consider, are described in the documents referred to above. Supplemental risk factors relating to Dodge’s business, this offering and our common stock follow below.
Risks Related to Dodge’s Business
Dodge’s operations in emerging markets expose it to risks associated with conditions in those markets.
Dodge has operations in certain emerging markets, including a manufacturing facility in China. Operations in emerging markets can present risks that are not encountered in countries with well-established economic and political systems, including:
•
economic instability, which could make it difficult for Dodge to anticipate future business conditions in these markets, cause delays in the placement of orders for projects that Dodge has been awarded and subject Dodge to volatile geographic markets,

•
political or social instability, which could make Dodge’s customers less willing to make cross-border investments in such regions and could complicate Dodge’s dealings with governments regarding permits or other regulatory matters, local businesses and workforces,

•
boycotts and embargoes that may be imposed by the international community on countries in which Dodge does business or where Dodge seeks to do business could adversely affect the ability of Dodge’s operations in those countries to obtain the materials necessary to fulfill contracts and Dodge’s ability to pursue business or establish operations in those countries,

•
foreign state takeovers of Dodge’s and Dodge’s customers’ facilities,

•
significant fluctuations in interest rates and currency exchange rates,

•
the imposition of unexpected taxes or other payments on Dodge’s revenues in these markets, and

•
the introduction of exchange controls and other restrictions by foreign governments.

Additionally, political and social instability resulting from increased violence in certain countries in which Dodge does business has raised concerns about the safety of Dodge’s personnel. These concerns may hinder Dodge’s ability to send personnel abroad and to hire and retain local personnel. Such concerns may require Dodge to increase security for personnel traveling to and working in affected countries or to restrict or wind-down operations in such countries, which may negatively impact Dodge and result in higher costs and inefficiencies. Consequently, Dodge’s exposure to the conditions in or affecting emerging markets may adversely affect Dodge’s business, financial condition, results of operations and liquidity.
If Dodge is unable to obtain performance and other guarantees from financial institutions, it may be prevented from bidding on, or obtaining, some contracts, or its costs with respect to such contracts could be higher.
In the normal course of Dodge’s business and in accordance with industry practice, it provides a number of guarantees including bid bonds, advance payment bonds or guarantees, performance bonds or guarantees and warranty bonds or guarantees, which guarantee its performance. These guarantees may include guarantees that a project will be completed on time or that a project or particular equipment will achieve other defined performance criteria. If Dodge fails to satisfy any defined criteria, it may be required to make payments in cash or in kind. Performance guarantees frequently are requested in relation to large projects.
Some customers of Dodge require that performance guarantees be issued by a financial institution. In considering whether to issue a guarantee on Dodge’s behalf, financial institutions consider its credit ratings. If, in the future, Dodge cannot obtain such a guarantee from a financial institution on commercially reasonable terms or at all, it could be prevented from bidding on, or obtaining, some contracts, or its costs with respect to such contracts could be higher, which would reduce the profitability of the contracts. If Dodge cannot obtain guarantees on commercially reasonable terms or at all from financial institutions in the future, there could be a material impact on its business, financial condition, results of operations or liquidity.
Risks Related to the Offering and Our Common Stock
The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to sell your common stock at or above your purchase price, if at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common stock or result in fluctuations in the price or trading volume of our common stock include: variations in our quarterly operating results; failure to meet our sales estimates; publication of adverse research reports about us or the failure of securities analysts to cover our common stock after an offering; additions or departures of our executive officers and other key management personnel; our inability to efficiently integrate acquisitions, including our pending acquisition of Dodge, into our operations; adverse market reaction to any indebtedness we may incur or securities we may issue in the future; actions by stockholders; changes in market valuations of similar companies; speculation in the press or investment community; changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; and general market and economic conditions. Volatility in the market price of our common stock could also make us less attractive to certain investors and/or invite speculative trading in our common stock or other securities we may issue in the future. In addition, securities exchanges, and in particular Nasdaq, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of the equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.
Provisions in our charter documents may prevent or hinder efforts to acquire a controlling interest in us.
Provisions of our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions that might benefit our stockholders or in which our stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management.
Pursuant to our charter documents, our board of directors (the “Board”) consists of eight members serving staggered three-year terms and divided into three classes. As a result, two annual meetings are required to change a majority of the Board members. In addition to the Mandatory Convertible Preferred Stock, our Certificate of Incorporation authorizes the issuance of additional preferred stock, with such designations, rights and preferences as may be determined from time to time by the Board, without stockholder approval. If we were to issue additional preferred stock in the future, it could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us, or could impede our stockholders’ ability to approve a transaction they consider in their best interests. Holders of our common stock do not have preemptive rights to subscribe for a pro rata portion of preferred stock or any other capital stock that we may issue in the future.
Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.
Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us changes its recommendation regarding our common stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.
Because we do not currently intend to pay dividends on our common stock, holders of our common stock will benefit from an investment in our common stock only if it appreciates in value.
Except for a $2.00 per common share special dividend paid in 2014, we have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Instead, we plan to apply earnings and excess cash, if any, to the expansion and development of our business. Thus, the return on your investment, if any, could depend solely on an increase, if any, in the market value of our common stock. There is no guarantee that our common stock will maintain its value or appreciate in value. Additionally, under applicable Delaware law, our Board (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock out of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then-current and/or immediately preceding fiscal year. The terms of our indebtedness and our Mandatory Convertible Preferred Stock may also restrict our ability to pay dividends on our common stock. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to pay dividends even if otherwise permitted to do so.
We are a holding company and conduct all of our operations through our subsidiaries. Accordingly, our ability to obtain sufficient funds available to declare and pay dividends on the common stock in cash will depend on the cash flows of our subsidiaries and their ability to make distributions to us. None of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For example, we and certain of our subsidiaries are subject to limitations on our ability to declare dividends pursuant to the Domestic Credit Agreement and Foreign Credit Agreements (each, as defined below) and we may be subject to additional limitations on our ability to declare dividends pursuant to the terms of indebtedness we may incur in the future, including pursuant to the New Credit Agreement. Additionally, we expect that the terms of the Mandatory Convertible Preferred Stock to be issued in the Mandatory Convertible Preferred Stock Concurrent Offering will limit our ability to declare dividends on our common stock unless any accumulated dividends on the Mandatory Convertible Preferred Stock then outstanding have been paid in full, subject to certain limited exceptions.
The issuance or sale of shares of our common stock, or rights to acquire shares of our common stock, could depress the trading price of our common stock.
We may conduct future offerings of shares of our common stock or other securities that are convertible into or exercisable for our common stock, including the Mandatory Convertible Preferred Stock, to fund acquisitions, finance operations or for other purposes. In addition, we may also issue shares of our common stock under our equity incentive plans. The market price of shares of our common stock could decrease significantly as a result of (i) future issuances or sales of a large number of shares of our common stock, including pursuant to the shelf registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus form a part, including as payment for dividends on the Mandatory Convertible Preferred Stock, (ii) future issuances or sales of rights to acquire shares of our common stock, (iii) any of our existing stockholders selling a substantial amount of our common stock, (iv) the conversion of a large number of instruments convertible into shares of our common stock, including the conversion of Mandatory Convertible Preferred Stock into shares of our common stock or (v) the perception that such issuances, sales or conversions could occur, among other factors. These sales or conversions, or the possibility that these sales or conversions may occur, may also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. The terms of the Mandatory Convertible Preferred Stock will not restrict our ability to issue additional common stock or other junior securities in the future. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings.
You may be diluted by future issuances of our common stock or instruments convertible into shares of common stock.
If we raise additional capital through future offerings of our common stock or other securities convertible into our shares of common stock, including the Mandatory Convertible Preferred Stock, shares of common stock issued upon the conversion of the Mandatory Convertible Preferred Stock and additional securities that may be issued pursuant to the shelf registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus form a part, our existing stockholders could experience significant dilution in their percentage ownership of us. Moreover, any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock.
The Mandatory Convertible Preferred Stock may depress the trading price of our common stock and increase its volatility.
Our issuance of the Mandatory Convertible Preferred Stock may adversely affect the trading price and volatility of our common stock for a number of reasons, including the following:
•
existing investors in our common stock may view an investment in the Mandatory Convertible Preferred Stock to be more attractive, which may result in the sale of substantial amounts of our common stock, driving its trading price down;

•
hedging activities by investors in the Mandatory Convertible Preferred Stock that employ a convertible arbitrage strategy may increase the volatility of the trading price of our common stock, and any related short sales of our common stock may depress the trading price of our common stock; and

•
the trading price of our common stock may fall in anticipation of the dilution that will result from the conversion of the Mandatory Convertible Preferred Stock.

The Mandatory Convertible Preferred Stock will rank senior to our common stock with respect to dividends and liquidation rights.
The Mandatory Convertible Preferred Stock will have a liquidation preference of $100 per share and will rank senior to our common stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then, the holders of the Mandatory Convertible Preferred Stock will be entitled to receive payment for the liquidation preference of, and all accumulated an unpaid dividends on, their Mandatory Convertible Preferred Stock out of our assets or funds legally available for distribution to our stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, holders of our common stock or other junior stock. In addition, in certain cases where we have not declared and paid accumulated dividends in full on the Mandatory Convertible Preferred Stock, then, subject to limited exceptions, we will be prohibited from declaring or paying dividends on or repurchasing any shares of our common stock or other junior securities. Even if we do not liquidate, dissolve or wind up, or the provisions described above limiting our ability to pay dividends on or repurchase shares of our common stock are not triggered because we pay dividends on the mandatory preferred stock in full, the senior rights of the Mandatory Convertible Preferred Stock may nevertheless depress the trading price of our common stock.
Provisions of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover of us.
Certain provisions in the Mandatory Convertible Preferred Stock could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “make-whole fundamental change” under the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, then preferred stockholders will have the right to convert their Mandatory Convertible Preferred Stock at a potentially increased conversion rate to receive an additional payment, in cash or shares of common stock, for a future dividend present value amount. These make-whole fundamental change provisions could increase the cost of acquiring us or otherwise discourage a third party from acquiring us, including in a transaction that preferred stockholders or holders of our common stock may view as favorable.
If the Pending Acquisition is not consummated, then we may elect to redeem the Mandatory Convertible Preferred Stock, which could require the payment of a significant amount of cash or the issuance of a significant number of shares of our common stock.
We expect to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings, to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. If the Pending Acquisition has not closed as of the close of business on January 26, 2022, or if before such time the Purchase Agreement is terminated in accordance with its terms or our Board determines, in its reasonable judgment, that the Pending Acquisition will not occur, then we will have the right to redeem all, but not less than all, of the Mandatory Convertible Preferred Stock. If we elect to redeem the Mandatory Convertible Preferred Stock, then we may need to expend a significant amount of cash or issue a significant number of shares of our common stock to pay the related redemption price.
If the average of the last reported sale prices per share of our common stock for the five consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice does not exceed the “minimum conversion price,” which initially is $      per share and is subject to customary anti-dilution adjustments, then the redemption price per share of Mandatory Convertible Preferred Stock will consist of cash in an amount equal to the liquidation preference per share plus accumulated and unpaid dividends to, but excluding, the redemption date. If such average of the last reported sale prices per share of our common stock exceeds the minimum conversion price, then the redemption price will consist of an amount (which is payable, at our election, in cash or shares of our common stock) that is designed to compensate preferred stockholders for the remaining option value of, and certain unpaid accumulated dividends and any remaining future scheduled dividend payments on, the Mandatory Convertible Preferred Stock. The cash payable or shares of common stock issuable as payment for the redemption price may have a material adverse effect on our business and may depress the trading price of our common stock.
If the Pending Acquisition is not completed, our management will have broad discretion to use the net proceeds from this offering.
We expect to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings, to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. See “Use of Proceeds.” However, this offering is not contingent upon the completion of the Pending Acquisition. Accordingly, if the Pending Acquisition is not completed, our management will have broad discretion to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, the financing of other acquisitions. Pending their use, we may also invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S.

government. These investments may not yield a favorable return to our investors. If we do not use the net proceeds we receive from this offering effectively, our business, financial condition and results of operations could be negatively impacted.
This offering is not contingent on the consummation of the Term Facility, the Revolving Facility or the Additional Offerings.
This offering is not contingent on the consummation of the Term Facility, the Revolving Facility or any of the Additional Offerings. We cannot assure you that any of the Term Facility, the Revolving Facility or the Additional Offerings will be completed on the expected terms described herein, if at all. Accordingly, in deciding to invest in our securities, you should not assume that the Term Facility, the Revolving Facility or the Additional Offerings will be completed on the terms or the timeframes that we currently contemplate, if at all, or that the Term Facility, the Revolving Facility or the Additional Offerings, if consummated, will be beneficial to our stockholders.
Quarterly performance can be affected by the timing of government product inspections and approvals.
A portion of our quarterly revenue is associated with contracts with the U.S. government that require onsite inspection and approval of the products by government personnel before we may ship the products, and we have no control over the timing of those inspections and approvals. If products scheduled for delivery in one quarter are not inspected or approved until the following quarter, the delay would adversely affect our sales and profitability for the quarter in which the shipments were scheduled and may affect the price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding the expected completion and timing of the Pending Acquisition and the Financing Transactions, our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “could,” “continues,” “predicts,” “potential” or other comparable terminology, or the negative of such terms.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation:
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we may not complete the Pending Acquisition within the time frame we anticipate or at all;

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we may not complete this offering or the other Financing Transactions on terms acceptable to us within the time frame we anticipate or at all;

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we may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected;

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we may not be able to efficiently integrate Dodge into our operations;

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we have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition;

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the bearing and engineered products industries are highly competitive, and this competition could reduce our profitability or limit our ability to grow;

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the loss of a major customer, or a material adverse change in a major customer’s business, could result in a material reduction in our revenues, cash flows and profitability;

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our results have been and are likely to continue to be impacted by the COVID-19 pandemic;

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weakness in any of the industries in which our customers operate, as well as the cyclical nature of our customers’ businesses generally, could materially reduce our revenues, cash flows and profitability;

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future reductions or changes in U.S. government spending could negatively affect our business;

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fluctuating supply and costs of subcomponents, raw materials and energy resources, or the imposition of import tariffs, could materially reduce our revenues, cash flows and profitability;

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our results could be impacted by governmental trade policies and tariffs relating to our supplies imported from foreign vendors or our finished goods exported to other countries;

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our products are subject to certain approvals and government regulations and the loss of such approvals, or our failure to comply with such regulations, could materially reduce our revenues, cash flows and profitability;

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the retirement of commercial aircraft could reduce our revenues, cash flows and profitability;

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work stoppages and other labor problems could materially reduce our ability to operate our business;

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unexpected equipment failures, catastrophic events or capacity constraints could increase our costs and reduce our sales due to production curtailments or shutdowns;

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we may not be able to continue to make the Pending Acquisitions necessary for us to realize our growth strategy;

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businesses that we have acquired or that we may acquire in the future may have liabilities that are not known to us;

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goodwill and indefinite-lived intangibles comprise a significant portion of our total assets, and if we determine that goodwill and indefinite-lived intangibles have become impaired in the future, our results of operations and financial condition in such years may be materially and adversely affected;

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we depend heavily on our senior management and other key personnel, the loss of whom could materially affect our financial performance and prospects;

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our international operations are subject to risks inherent in such activities;

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currency translation risks may have a material impact on our results of operations;

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we are subject to legislative, regulatory and legal developments involving income and other taxes;

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we may be required to make significant future contributions to our pension plan;

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we may incur material losses for product liability and recall-related claims;

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environmental and health and safety laws and regulations impose substantial costs and limitations on our operations, and environmental compliance may be more costly than we expect;

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our intellectual property and proprietary information are valuable, and any inability to protect them could adversely affect our business and results of operations; in addition, we may be subject to infringement claims by third parties;

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cancellation of orders in our backlog could negatively impact our revenues, cash flows and profitability;

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if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud;

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litigation could adversely affect our financial condition;

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changes in accounting standards or changes in the interpretations of existing standards could affect our financial results;

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risks associated with utilizing information technology systems, including the risk of cyberattacks, could adversely affect our operations; and

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other risks and uncertainties discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other similarly titled sections in this prospectus supplement, the accompanying prospectus and any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are based on our current expectations and assumptions regarding our business, the economy and other future conditions and are subject to risks, uncertainties and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements.
Forward-looking statements speak only as of the date they are made, and unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.
You should carefully consider the risks specified under the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference and in subsequent public statements or reports we file with or furnish to the SEC before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $605.6 million (or approximately $696.5 million if the underwriters fully exercise their option to purchase additional shares of our common stock), after deducting underwriting discounts and commissions and our estimated offering expenses, based on the number of shares set forth on the cover page of this prospectus supplement and an assumed public offering price of $212.24, the last reported sale price of our common stock on Nasdaq on September 16, 2021. We estimate that the net proceeds to us from the Mandatory Convertible Preferred Stock Concurrent Offering, if it is consummated, will be approximately $387.2 million (or approximately $445.4 million if the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering fully exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock), based on an assumed price of $100 per share of Mandatory Convertible Preferred Stock and after deducting underwriting discounts and commissions and our estimated offering expenses.
We estimate that the proceeds from the Senior Notes Offering, if it is consummated, will be approximately $500.0 million, before deducting the initial purchasers’ discounts and commissions and before deducting estimated offering expenses. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes and the initial purchasers’ discounts and commissions, estimated offering expenses and net proceeds relating to the Senior Notes Offering remain subject to change. The foregoing estimate of the anticipated proceeds from the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. In addition, the foregoing discussion assumes that such proceeds will be made available to us by our subsidiary that issues the Senior Notes. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all. See “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.
We intend to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings, to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. The completion of this offering is not contingent on the consummation of the Pending Acquisition, the Term Facility, the Revolving Facility or the Additional Offerings.

CAPITALIZATION
The following table presents our cash and cash equivalents and our capitalization as of July 3, 2021:
•
on an actual basis; and

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on a pro forma basis to give effect to:

•
the assumed issuance and sale of 3,000,000 shares of our common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock), at an assumed public offering price of $212.24, the last reported sale price of our common stock on Nasdaq on September 16, 2021, after deducting estimated underwriting discounts and commissions and our estimated offering expenses;

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the assumed issuance and sale of 4,000,000 shares of our Mandatory Convertible Preferred Stock in the Mandatory Convertible Preferred Stock Concurrent Offering (assuming no exercise of the option of the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering to purchase additional Mandatory Convertible Preferred Stock), at an assumed price of $100 per share of Mandatory Convertible Preferred Stock and an assumed dividend rate of 5% per annum, after deducting estimated underwriting discounts and commissions and our estimated offering expenses;

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the entry into the Term Facility and the Revolving Facility (which Revolving Facility is expected to be undrawn at the closing of the Financing Transactions) and the assumed issuance and sale of the Senior Notes in the Senior Notes Offering, in each case, after deducting estimated debt issuance costs; and

•
the consummation of the Pending Acquisition and the other related adjustments presented in the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within our Current Report on Form 8-K filed with the SEC on September 20, 2021.

The assumed issuance and sale of shares of common stock in this offering, Mandatory Convertible Preferred Stock in the Mandatory Convertible Preferred Stock Concurrent Offering and Senior Notes in the Senior Notes Offering is subject to change based on the pricing of this offering, the Mandatory Convertible Preferred Stock Concurrent Offering and the Senior Notes Offering. The following table should be read in conjunction with the sections titled “Basis of Presentation,” “Risk Factors” and “Use of Proceeds” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes, which are incorporated by reference herein. In particular, the pro forma information set forth in the following table is illustrative only and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information included as Exhibit 99.3 within our Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety.

	As of July 3, 2021
(In thousands, except share and per share data)	Actual	Pro Forma Combined(1)
Cash, cash equivalents and marketable securities	$296,091	$139,668
Debt:
Principal amount of existing revolving and term loan facilities(2)	$6,188	$6,188
Principal amount of mortgage payable(2)	5,678	5,678
Senior Notes(2)(3)	—	500,000
Term Facility (2)(3)	—	1,300,000
Total debt	11,866	1,811,866
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, no shares outstanding, actual; 4,600,000 shares designated as Series A Mandatory Convertible Preferred Stock, pro forma and 4,000,000 shares outstanding, pro forma(4)	—	40
Common stock, $0.01 par value per share; 60,000,000 shares authorized, 26,336,894 and 25,420,621 shares issued and outstanding, respectively, actual; 29,336,894 and 28,420,621 shares issued and outstanding, respectively, pro forma(4)	263	293
Additional paid-in capital(4)	467,524	1,460,207
Accumulated other comprehensive loss	(8,172)	(8,172)
Retained earnings	884,851	840,447
Treasury stock, at cost; 916,273 shares, actual and pro forma	(70,090)	(70,090)
Total stockholders’ equity	1,274,376	2,222,725
Total capitalization	$1,286,242	$4,034,591

(1)
The pro forma figures give effect to the Pending Acquisition, including our use of the proceeds from this offering and the other Financing Transactions, together with cash on hand, to fund the cash purchase price for the Pending Acquisition and related fees and expenses, the consolidation of Dodge’s financial position and results of operations into our financial statements, and the other related adjustments presented in the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within our Current Report on Form 8-K filed with the SEC on September 20, 2021. For additional information on the pro forma presentation of the Pending Acquisition and the Financing Transactions, assuming they are consummated, see the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety.

(2)
Reflects principal amount outstanding, without deduction for debt discounts or issuance costs.

(3)
Pro forma amount assumes that (i) we will enter into a Term Facility providing for term loans in an aggregate principal amount of $1.3 billion and (ii) our subsidiary will issue Senior Notes in an aggregate principal amount of $500.0 million, in each case with a weighted average interest rate of 2.64%. The pro forma amount also reflects expected total debt issuance costs related to the Term Facility, Revolving Facility and Senior Notes of $23.4 million. The Revolving Facility is expected to be undrawn at the closing of the Financing Transactions. However, we could incur significant additional indebtedness by drawing upon the Revolving Facility in accordance with its terms. Assuming no change in the assumed number of shares of common stock offered by us in this offering or in the assumed number of shares of Mandatory Convertible Preferred Stock offered by us in the Mandatory Convertible Preferred Stock Concurrent Offering, in each case, as set forth in this section, (i) a $100.0 million increase/(decrease) in the assumed principal amount of the Term Facility would increase/(decrease) pro forma cash, cash equivalents and marketable securities by approximately $99.3 million, pro forma total debt by $100.0 million and pro forma total capitalization by $100.0 million, after deducting estimated debt issuance costs and (ii) a $100.0 million increase/(decrease) in the assumed principal amount of the Senior Notes would increase/(decrease) pro forma cash, cash equivalents and marketable securities by approximately $98.9 million, pro forma total debt by $100.0 million and pro forma total capitalization by $100.0 million, after deducting estimated debt issuance costs.

(4)
Pro forma amount assumes that we will issue (i) 3,000,000 shares of common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock) at an assumed public offering price of $212.24, the last reported sale price of our common stock on Nasdaq on September 16, 2021, and (ii) 4,000,000 shares of Mandatory Convertible Preferred Stock pursuant to the Mandatory Convertible Preferred Stock Concurrent Offering (assuming no exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock) at an assumed price of $100 per share of Mandatory Convertible Preferred Stock and an assumed dividend rate of 5% per annum. Assuming no change in the number of shares of common stock offered by us in this offering or in the number of shares of Mandatory Convertible Preferred Stock offered by us pursuant to the Mandatory Convertible Preferred Stock Concurrent Offering as set forth in this section, a $1.00 increase/(decrease) in the assumed public offering price of the common stock offered by us in this offering would increase/(decrease) pro forma cash, cash equivalents and marketable securities by approximately $2.9 million, pro forma total stockholders’ equity by $2.9 million and pro forma total capitalization by $2.9 million, after deducting underwriting discounts and commissions and estimated offering expenses. An increase/(decrease) in the number of shares of common stock offered by us in this offering of 1 million shares would increase/(decrease) pro forma cash, cash equivalents and marketable securities by approximately $97.0 million, pro forma total stockholders’ equity by $97.0 million and pro forma total capitalization by $97.0 million, after deducting underwriting discounts and commissions and estimated offering expenses.
The number of shares of our common stock to be outstanding after this offering is based on 25,420,621 shares outstanding as of July 3, 2021. The outstanding share information set forth above assumes no issuance of shares of common stock reserved for issuance under our equity incentive plans, including our 2013 Long-Term Incentive Plan, our 2017 Long-Term Incentive Plan and our 2021 Long-Term Incentive Plan. It excludes (i)        (or      , if the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering fully exercise their option to purchase additional shares of mandatory convertible preferred stock) shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock at the initial maximum conversion rate; and (ii) additional shares of common stock that we may elect to issue as payment for all or any portion of declared dividends on the Mandatory Convertible Preferred Stock. Additionally, the outstanding share information set forth above assumes:
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no exercise of options outstanding under our 2013 Long-Term Incentive Plan. As of July 3, 2021, there were 190,847 outstanding options to purchase shares of common stock granted under the 2013 Long-Term Incentive Plan with a weighted average exercise price of $92.20; and

•
no exercise of options outstanding under our 2017 Long-Term Incentive Plan. As of July 3, 2021, there were 503,794 outstanding options to purchase shares of common stock granted under the 2017 Long-Term Incentive Plan with a weighted average exercise price of $156.77.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF DODGE’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS
For the purpose of this section, references to “Dodge,” “we,” or “our” refer to the Dodge Mechanical Power Transmission Business of ABB Asea Brown Boveri Ltd. and references to “ABB” or “Parent” refer to ABB Asea Brown Boveri Ltd. As used herein, the “Combined Financial Statements” refer, as applicable, to the (i) audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 and (ii) unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020. Such financial statements have been filed by RBC as exhibits to a Current Report on Form 8-K on September 20, 2021 and are incorporated by reference into this prospectus supplement. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” The following discussion should be read together with the Combined Financial Statements as well as the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and comparable sections in the documents incorporated by reference herein.
OVERVIEW
Dodge has designed, manufactured and marketed mechanical power transmission products for over 140 years and provides products and services to a global customer base. Dodge offers customers a complete line of mounted bearings, enclosed gearing and precision components across a diverse set of industrial end markets. Dodge primarily operates across the construction and mining aftermarket, food & beverage, warehousing and general machinery verticals. Dodge predominantly manufactures its products in the United States, with a smaller manufacturing facility in China, and its global operations comprises approximately 1,500 employees located in six countries as of June 30, 2021. In total Dodge operates six manufacturing facilities and two R&D centers.
Dodge’s products are sold to a diverse customer base consisting of OEMs and distributors, serving markets in the United States and throughout the world. OEMs primarily use Dodge’s products in new installations, which expands its installed base and typically leads to future replacement product sales. Dodge has established strong long-term relationships with its customers, driven by industry leading pre- and post-order support, logistics and an e-commerce platform. Additionally, Dodge’s lifecycle solutions support its customers by providing remanufacturing services, monitoring and high-value component replacement.
Demand for Dodge’s products is closely tied to growth trends in the economy and levels of industrial activity and capital investment. Specific drivers of demand for Dodge’s products include process automation, efforts in energy conservation and productivity improvement, regulatory and safety requirements, new technologies and replacement of worn parts. Dodge’s products are typically critical components of customers’ end applications, and the end user’s cost associated with their failure is high. Consequently, end users of Dodge’s products base their purchasing decisions on the quality, reliability, efficiency and availability of Dodge’s products, as well as on the quality of Dodge’s customer service.
BASIS OF PRESENTATION AND PRINCIPLE OF COMBINATIONS
The Combined Financial Statements have been derived from the consolidated financial statements and accounting records of ABB. These Combined Financial Statements reflect the combined historical results of operations, financial position and cash flows of Dodge for the periods presented as historically managed within ABB in conformity with U.S. GAAP based on a going concern assumption and are presented in United States dollars unless otherwise stated. The Combined Financial Statements may not be indicative of Dodge’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent business during the periods presented.
The Combined Financial Statements are prepared on a carve-out basis from financial information of the Parent. The operations of Dodge are consistent with the components of the Parent which are planned to be divested in the Pending Acquisition. All amounts presented relate to companies or the relevant portions of companies that are directly controlled by the Parent and all intercompany accounts within Dodge and transactions within Dodge are eliminated. Intercompany transactions between us and the Parent are deemed to have been settled immediately through “Parent company investment.”
External debt, including any interest expense, associated with the debt of the Parent which is not directly attributable to Dodge has been excluded from the combined financial statements of Dodge. The equity of Dodge represents the net investment of the Parent in Dodge. The Parent’s historical retained earnings related to Dodge are included within “Parent company investment.”
Current and deferred income taxes have been determined based on the stand-alone results of Dodge. However, because Dodge has prepared and filed its tax returns as part of ABB’s tax group in certain jurisdictions, Dodge’s actual tax balances may differ from those reported.
KEY FACTORS AFFECTING OUR RESULTS OF OPERATIONS
Impact of Covid-19 Pandemic
On March 11, 2020 the World Health Organization designated a new coronavirus disease (“COVID-19”) as a global pandemic. Governments around the world implemented public health and social measures to slow the transmission of the virus. These initiatives included physical and social distancing measures, as well as domestic and international travel restrictions. These initiatives have had a significant impact on certain businesses and economies, leading to economic uncertainty.
The global COVID-19 pandemic reduced our sales volume across all three of our product lines and had an overall negative impact on our business for the six months ended June 30, 2020 and the fiscal year ended December 31, 2020. Total revenues for the fiscal year ended December 31, 2020 declined by $62.4 million, or 10.2%, compared to the fiscal year ended December 31, 2019. The decrease was partially offset by price increases. However, throughout the fiscal year ended December 31, 2020 we experienced strong cash flow generation as our business continued to be resilient during the COVID-19 pandemic, primarily due to the aforementioned price increases, as well as cost reduction initiatives undertaken in response to the COVID-19 pandemic. During the fiscal year ended December 31, 2020, we focused on maintaining adequate workforce strength, sourcing capabilities and inventory levels to ensure that we were well-positioned to serve customers in the post-pandemic recovery. We implemented specific training and guidelines to educate our workforce and highlight health and safety protocols, provide clarity on employee responsibilities and deploy best practices to prevent the spread of COVID-19.
As the countries in which we operate have reopened and social measures taken to slow the transmission of the virus have relaxed, we have seen a recovery in our business results for the six months ended June 30, 2021. Accordingly, our total revenues for the six months ended June 30, 2021 increased by $61.9 million, or 22.6%, compared to the six months ended June 30, 2020.
The extent to which the global COVID-19 pandemic affects our business will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic and different COVID-19 variants, new information which may emerge concerning the severity of COVID-19 and the actions required to contain and treat it, among others. Although the ultimate impact of the global COVID-19 pandemic on our business and financial results remains uncertain, a continued and prolonged public health crisis such as the global COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors — Risk Factors Relating to Our Company — Our results have been and are likely to continue to be impacted by the COVID-19 pandemic” in RBC’s annual report on Form 10-K for RBC’s fiscal year ended April 3, 2021 for more information.
Revenue
Our revenues primarily consist of product sales across three product lines — mounted bearings, enclosed gearing and power transmission components:

•
Mounted bearings — Offers fully assembled bearings with a wide range of shaft attachment methods, rolling elements, housings and seal choices. Products include ball bearings, roller bearings and plain bearings, which are used in light to heavy loads, clean, corrosive and harsh environments. Applications include unit & bulk handling, industrial air handling, large rotor fans, food processing, roll out tables, and forest pulp and paper processing. For the six months ended June 30, 2021 and the fiscal year ended December 31, 2020, revenues from the bearings product line represented 50% and 48% of Dodge’s total revenues, respectively.

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Enclosed gearing — Consists of products such as Tigear, Quantis Gearmotor, Torque Arm, MagnaGear & Maxum and CST and focuses on reliability which delivers performance and value-added product features providing maximum uptime and less maintenance. For each of the six months ended June 30, 2021 and the fiscal year ended December 31, 2020, revenues from the gearings product line represented 35% of Dodge’s total revenues.

•
Power transmission components — includes products such as mechanical drive components, couplings and conveyor components and offers coupling solutions for both elastomeric and metallic design with the potential to increase torque capacity, accommodate shaft misalignment and extend life, and complete pulley assembly packages, including the pulley, shafting, bearings, couplings and gearing. This is a complementary offering that drives pull through of high margin mounted bearings and enclosed gearing products. For each of the six months ended June 30, 2021 and the fiscal year ended December 31, 2020, revenues from the power transmission components product line represented 14% of Dodge’s total revenues.

Additionally, we have a smaller service revenue stream resulting from repairs and maintenance activities associated with our large gearing components.
Cost of sales
Cost of sales consists of direct materials and labor costs, as well as overhead costs, warehousing costs, freight costs, customer order engineering and warranty related expenses. During periods of rising material costs, we seek to offset these costs through sourcing initiatives with alternative suppliers and redesign of products to optimize material input. Materials costs for the six months ended June 30, 2020 and 2021 and for the fiscal years ended December 31, 2019 and 2020 remained relatively consistent as a percentage of overall cost of sales.
We monitor gross profit performance through a process of monthly operational reviews and undertook certain cost management initiatives during the six months ended June 30, 2020 and the fiscal year ended December 31, 2020 in response to the COVID-19 pandemic. These cost management initiatives included the following:
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Labor cost management was the most significant initiative with production plants cutting down labor hours as orders declined;

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Workforce hours were reduced through the implementation of furloughs and Dodge was able to benefit from the United States government’s Paycheck Protection Program, which supplemented employee unemployment benefits; and

•
Reduction in discretionary expenses such as elimination of all employee travel and trade shows participation.

We experienced a 0.3% decrease in gross profit from 30.9% in the fiscal year ended December 31, 2019 to 30.6% in the fiscal year ended December 31, 2020. As a result of our cost management initiatives taken during the six months ended June 30, 2020 coupled with increasing sales volumes during the six months ended June 30, 2021 as a result of the continued economic recovery from the COVID-19 pandemic, we experienced a favorable change in our gross profit by 2.7%.
Selling, general and administrative expenses
Our selling, general and administrative expenses consists of primarily personnel cost, including standard salaries, commissions and other payroll related items. These cost generally remain consistent year over year with variations driven through commissions cost that are directly correlated to the sales volumes generated.

Non-order related research and development expense
Our non-order related research and development expense consists of direct expenditures relating to our efforts to develop, design, and enhance our products, services, and processes. The research and development costs not related to specific customer orders are generally expensed as incurred resulting in a reduction in income from operations.
Income tax expense
We are subject to income taxes in the numerous tax jurisdictions across the U.S. as a result of the differing state tax legislators. Further, the majority of our pretax income is generated within the U.S. and therefore, we have limited international implications from a tax perspective. We account for income taxes using an asset and liability method. Under this method, income tax expense reflects income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if the business was a standalone taxpayer.
RESULTS OF OPERATIONS
Three and Six Months Ended June 30, 2021 Compared to Three and Six Months Ended June 30, 2020
The following discussion includes comments and analysis relating to our results of operations for the three and six months ended June 30, 2021 and 2020.
	Three Months Ended June 30,
($ in thousands)	2021	2020
Revenues	$166,958	$126,704
Net income	24,354	14,186
Net income as a percentage of revenues	14.6%	11.2%
Revenues increased by $40.3 million, or 31.8%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in revenues was experienced across all three of our product lines and was primarily due to increasing sales volumes as a result of the continued economic recovery from the COVID-19 pandemic. As economies began to reopen and social initiatives were relaxed, our business operations experienced a return to pre-COVID-19 levels.
Net income increased by $10.2 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in net income was primarily driven by the increased sales volumes and gross profit, partially offset by increased operating expenses, primarily due to our business operations returning to pre-COVID-19 levels. Accordingly, net income as a percentage of revenues increased by 3.4% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Revenues	$335,923	$274,054
Net income	50,772	34,983
Net income as a percentage of revenues	15.1%	12.8%
Revenues increased by $61.9 million, or 22.6%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in revenues was experienced across all three of our product lines and was primarily due to increasing sales volumes as a result of the continued economic recovery from the COVID-19 pandemic. As economies began to reopen and social initiatives were relaxed, our business operations experienced a return to pre-COVID-19 levels.

Net income increased by $15.8 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in net income was primarily driven by the increased sales volumes and gross profit, partially offset by increased operating expenses, primarily due to our business operations returning to pre-COVID-19 levels. Accordingly, net income as a percentage of revenues increased by 2.3% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Gross profit
	Three Months Ended June 30,
($ in thousands)	2021	2020
Gross profit	$56,188	$37,120
Gross profit as a percentage of revenues	33.7%	29.3%
Gross profit increased by $19.1 million, or 51.4%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in gross profit was mainly driven by increased sales volumes as the industry began to recover from the COVID-19 pandemic. As such, gross profit as a percentage of revenues increased by 4.4% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Gross profit	$114,108	$85,792
Gross profit as a percentage of revenues	34.0%	31.3%
Gross profit increased by $28.3 million, or 33.0%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in gross profit was mainly driven by increased sales volumes as the industry began to recover from the COVID-19 pandemic. As such, gross profit as a percentage of revenues increased by 2.7% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Selling, general and administrative expenses
	Three Months Ended June 30,
($ in thousands)	2021	2020
Selling, general and administrative expenses	$21,409	$16,445
Selling, general and administrative expenses as a percentage of revenues	12.8%	13.0%
Selling, general and administrative expenses increased by $5.0 million, or 30.2%, in the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase was primarily due to the increased commission cost driven by increased sales volumes, coupled with traveling and marketing costs returning to levels seen prior to COVID-19.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Selling, general and administrative expenses	$41,374	$35,693
Selling, general and administrative expenses as a percentage of revenues	12.3%	13.0%

Selling, general and administrative expenses increased by $5.7 million, or 15.9%, in the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to the increased commission cost driven by increased sales volumes, coupled with traveling and marketing costs returning to levels seen prior to COVID-19.
Non-order related research and development expenses
	Three Months Ended June 30,
($ in thousands)	2021	2020
Non-order related research and development expenses	$2,985	$1,894
Non-order related research and development expenses as a percentage of revenues	1.8%	1.5%
Other non-order related research and development expense increased by $1.1 million, or 57.6%, in the three months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily as a result of increased research and development expenses incurred by our business coupled with an increase in expenses allocated to Dodge from ABB.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Non-order related research and development expenses	$6,250	$3,629
Non-order related research and development expenses as a percentage of revenues	1.9%	1.3%
Other non-order related research and development expense increased by $2.6 million, or 72.2%, in the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily as a result of increased research and development expenses incurred by our business coupled with an increase in expenses allocated to Dodge from ABB.
Income tax expense
	Three Months Ended June 30,
($ in thousands)	2021	2020
Income from operations, before income taxes	$32,342	$18,854
Income tax expense	7,988	4,668
Effective tax rate	24.7%	24.8%
Income tax expense increased by $3.3 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Our effective income tax rate for the three months ended June 30, 2021 was 24.7% compared to 24.8% for the three months ended June 30, 2020. The effective income tax rates are different from the United States statutory rate primarily due to state and local income taxes, net of federal tax benefits.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Income from operations, before income taxes	$67,426	$46,492
Income tax expense	16,654	11,509
Effective tax rate	24.7%	24.8%

Income tax expense increased by $5.1 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Our effective income tax rate for the six months ended June 30, 2021 was 24.7% compared to 24.8% for the six months ended June 30, 2020. The effective income tax rates are different from the United States statutory rate primarily due to state and local income taxes, net of federal tax benefits.
Fiscal Year Ended December 31, 2020 Compared to Fiscal Year Ended December 31, 2019
The following discussion includes comments and analysis relating to our results of operations for the fiscal years ended December 31, 2020 and 2019.
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Revenues	$549,997	$612,390
Net income	67,564	77,001
Net income as a percentage of revenues	12.3%	12.6%
Revenues decreased by $62.4 million, or 10.2%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease in revenues was experienced by all three of our product lines and was primarily due to the global impact of the COVID-19 pandemic, as we experienced decreasing sales volumes as a result of government-imposed lockdowns in key markets, customer plant shutdowns and a general global economic slowdown. Further, large distributor customers reduced purchases during the fiscal year ended December 31, 2020 in an effort to reduce their inventory in response to the COVID-19 pandemic. We were able to partially offset the decrease in sales volumes by increasing prices across its bearings, gearing and power transmission product lines.
Net income decreased by $9.4 million, or 12.3%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease in net income was primarily driven by the reduced sales volumes due to the COVID-19 pandemic, partially offset by price increases, lower material and overhead costs and reduced operating expenses, primarily due to reducing headcount throughout the fiscal year ended December 31, 2020. Accordingly, net income as a percentage of revenues decreased by 0.3% for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019.
Gross profit
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Gross profit	$168,261	$189,267
Gross profit as a percentage of revenues	30.6%	30.9%
Gross profit decreased by $21.0 million, or 11.1%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease in gross profit was mainly driven by reduced sales volumes due to the COVID-19 pandemic, partially offset by price increases, lower material costs and lower overhead costs. As such, gross profit as a percentage of revenues decreased by 0.3% for the fiscal year ended December 31, 2019 compared to the fiscal year ended December 31, 2020.
Selling, general and administrative expenses
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Selling, general and administrative expenses	$70,850	$78,672
Selling, general and administrative expenses as a percentage of revenues	12.9%	12.8%

Selling, general and administrative expenses decreased by $7.8 million, or 9.9%, in the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease was primarily due to delaying the backfilling of vacant positions in connection with employee turnover, coupled with reduced travel and marketing spending as a result of COVID-19 restrictions.
Non-order related research and development expenses
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Non-order related research and development expenses	$7,439	$8,539
Non-order related research and development expenses as a percentage of revenues	1.4%	1.4%
Other non-order related research and development expense decreased by $1.1 million, or 12.9%, in the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019, primarily as a result of reduced research and development expenses allocated to Dodge from ABB.
Income tax expense
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Income from operations, before income taxes	$89,743	$102,084
Income tax expense	22,179	25,083
Effective tax rate	24.7%	24.6%
Income tax expense decreased by $2.9 million, or 11.6%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. Our effective income tax rate for the fiscal year ended December 31, 2020 was 24.7% compared to 24.6% for the fiscal year ended December 31, 2019. The effective income tax rates are different from the United States statutory rate primarily due to state and local income taxes, net of federal tax benefits.
LIQUIDITY AND CAPITAL RESOURCES
Dodge has historically participated in ABB’s centralized treasury management, including centralized cash pooling and overall financing arrangements. Transfers of cash both to and from these arrangements are reflected as a component of “Parent company investment” within the combined balance sheets. However, historically, we have generated operating cash flow sufficient to fund our working capital, capital expenditures and financing requirements.
Following the closing of the Pending Acquisition, the capital structure and sources of liquidity for Dodge are not expected to change significantly. While we will no longer participate in ABB’s centralized treasury management, we expect to continue our ability to fund our capital needs from continued ability to generate cash from operations, and expect little to no need to access to our bank lines of credit.

Cash Flows
The following table presents a summary of our cash flows from operating, investing and financing activities for the periods indicated:
	Six Months Ended June 30,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net cash provided by (used in):
Operating activities	$71,776	$42,839	$101,670	$101,868
Investing activities	(8,916)	(10,503)	(20,169)	(15,085)
Financing activities	(62,860)	(32,336)	(81,501)	(86,783)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—
Net change in cash and cash equivalents	—	—	—	—
Net Cash Provided by Operating Activities
During the six months ended June 30, 2021 we generated cash of $71.8 million from operating activities compared to $42.8 million during the six months ended June 30, 2020. The increase of $28.9 million in the six months ended June 30, 2021 was primarily driven by the increase in net income of $15.8 million and the $16.2 million favorable change in operating assets and liabilities.
During the fiscal year ended December 31, 2020 we generated cash of $101.7 million from operating activities compared to $101.9 million in the fiscal year ended December 31, 2019. The decrease of $0.2 million in the fiscal year ended December 31, 2020 was mainly the result of a $8.6 million favorable change in operating assets and liabilities and a favorable change of $0.9 million in deferred tax expense, offset by a decrease in net income of $9.4 million.
The following table summarizes the favorable change in operating assets and liabilities for the periods indicated:
	Six Months Ended June 30,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net cash provided by (used in):
Receivables, net	$(29,528)	$707	$4,453	$(4,628)
Inventories, net	985	(12,089)	(3,193)	(267)
Accounts payable	17,662	679	(4,996)	(2,776)
Accrued liabilities	10,030	(2,405)	(2,170)	(4,212)
Other assets and liabilities, net	5,656	1,736	883	(1,703)
Total change in operating assets and liabilities	$4,805	$(11,372)	$(5,023)	$(13,586)
Net Cash Used in Investing Activities
During the six months ended June 30, 2021, we used $8.9 million for investing activities, compared to $10.5 million in the three months ended June 30, 2020, which was entirely driven by capital expenditures for both years.
During the fiscal year ended December 31, 2020, we used $20.2 million for investing activities, compared to $15.1 million in the fiscal year ended December 31, 2019, which was entirely driven by capital expenditures for both years.

Net Cash Used in Financing Activities
As Dodge has historically participated in ABB’s centralized treasury management, transfers of cash both to and from ABB are reflected as a component of “Parent company investment” within the combined balance sheets. Accordingly, all cash flows provided by or used in operating and investing activities are contributed back to ABB.
During the six months ended June 30, 2021, we used $62.9 million for financing activities compared to $32.3 million in the six months ended June 30, 2020. The cash used in financing activities was primarily attributable to changes in “Parent company investment,” which represents the transfer of operating cash flows to ABB’s centralized cash management function.
During the fiscal year ended December 31, 2020, we used $81.5 million for financing activities compared to $86.8 million in the fiscal year ended December 31, 2019. The cash used in financing activities was primarily attributable to changes in “Parent company investment.”
Capital Expenditures
Our capital expenditures in the six months ended June 30, 2021 and the fiscal year ended December 31, 2020 were $8.9 million and $20.2 million, respectively, compared to $10.5 million in the six months ended June 30, 2020 and $15.1 million in the fiscal year ended December 31, 2019. We currently expect to make additional capital expenditures of approximately $10.0 million to $14.0 million during the remainder of fiscal year ending December 31, 2021 in connection with our existing business. We funded our fiscal 2020 capital expenditures, and expect to fund fiscal 2021 capital expenditures, principally through internally generated funds.
Critical Accounting Policies and Estimates
Cost allocations
Our combined financial statements include general corporate expenses and shared expenses of the Parent that were historically incurred by or charged to Dodge for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, intellectual property, digital, communications, human resources, sales and marketing, health and safety and country management activities. These expenses are included in the Combined Statements of Income within “Cost of sales,” “Selling, general and administrative expenses,” and “Non-order related research and development expenses.” These expenses have been allocated to Dodge on the basis of direct usage, FTEs, square footage, or other measures that are utilized by the Parent for purposes of its consolidated financial statements.
The combined financial statements may not reflect the actual expenses that would have been incurred and may not reflect Dodge’s combined results of operations, financial position and cash flows had it been a standalone business during the period presented. Actual costs that would have been incurred if Dodge had been a standalone business would depend on multiple factors, including organizational structure, capital structure, and strategic decisions made in various areas, including information technology and infrastructure. Going forward, Dodge may perform these functions using its own resources or outsourced services.
Use of estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. These accounting assumptions and estimates include:
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growth rates, discount rates and other assumptions used in testing goodwill for impairment;

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estimates to determine valuation allowances for deferred tax assets and amounts recorded for unrecognized tax benefits;

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assumptions used in determining inventory obsolescence and net realizable value;

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assumptions used in the determination of corporate costs attributable to Dodge;

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estimates of loss contingencies associated with, product warranties;

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estimates related to credit losses expected to occur over the remaining life of financial assets such as trade and other receivables;

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assumptions and projections related to right of return provisions and rebate accruals; and

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assumptions used in the determination of post-retirement benefit obligations and expenses.

Cash and cash equivalents
Cash and cash equivalents were managed centrally by the Parent during the periods presented. Cash and cash equivalents have not been recorded on an allocated basis to Dodge for the periods presented. As such, no cash and cash equivalents have been presented within the combined balance sheets of Dodge. Transfers of cash and cash equivalents between Dodge and the Parent have been presented as a component of the change in parent investment as a financing activity in the combined statements of cash flows.
Accounts receivable and allowance for expected credit losses
Accounts receivable are recorded at the invoiced amount. The Parent has a group-wide policy on the management of credit risk. The policy includes a credit assessment methodology to assess the creditworthiness of customers and assign to those customers a risk category. Third-party agencies’ ratings are considered, if available. For customers where agency ratings are not available, the customer’s most recent financial statements, payment history and other relevant information are considered in the assignment to a risk category. Customers are assessed at least annually or more frequently when information on significant changes in the customers’ financial position becomes known. In addition to the assignment to a risk category, a credit limit per customer is set.
Dodge recognizes an allowance for expected credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward looking estimates. Receivables are grouped in pools based on similar risk characteristics to estimate expected credit losses. Expected credit losses are estimated individually when the related assets do not share similar risk characteristics.
Accounts receivable are written off when deemed uncollectible and are recognized as a deduction from the allowance for expected credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.
Concentrations of credit risk
Dodge sells a broad range of mechanical power transmission products to a wide range of industrial, commercial, and OEM customers throughout the world. Concentrations of credit risk with respect to accounts receivable are limited as Dodge’s customer base is comprised of a large number of individual customers. Ongoing credit evaluations of customers’ financial positions are performed; collateral is not generally required. Dodge maintains an allowance for expected credit losses as discussed above under the heading “Accounts receivable and allowance for expected credit losses.” Such losses, in the aggregate, are in line with Dodge’s expectations.
Revenue recognition
A customer contract exists if collectability under the contract is considered probable, the contract has commercial substance, contains payment terms, as well as the rights and commitments of both parties, and has been approved.

Dodge offers arrangements with multiple performance obligations to meet its customers’ needs. These arrangements may involve the delivery of multiple products and/or performance of services (such as installation and training) and the delivery and/or performance may occur at different points in time or over different periods of time. Goods and services under such arrangements are evaluated to determine whether they form distinct performance obligations and should be accounted for as separate revenue transactions. Dodge allocates the sales price to each distinct performance obligation based on the price of each item sold in separate transactions at the inception of the arrangement.
Dodge generally recognizes revenues for the sale of non-customized products including bearings, gearings, PT components and other goods which are manufactured on a standardized basis at a point in time. Revenues are recognized at the point in time that the customer obtains control of the good which is when it has taken title to the products and assumed the risks and rewards of ownership of the products specified in the purchase order or sales agreement. Generally, the transfer of title and risks and rewards of ownership are governed by the contractually defined shipping terms. Dodge uses various International Commercial shipping terms (as promulgated by the International Chamber of Commerce) in its sales of products to third party customers, such as Ex Works (“EXW”), Free Carrier (“FCA”) and Delivered Duty Paid (“DDP”).
Billing terms for these point in time contracts vary but generally coincide with delivery to the customer. Payment is generally due within 90 days or less upon receipt of the invoice.
Revenues are reported net of distributor rebates, early settlement discounts, and similar incentives. Rebates are estimated based on sales terms, historical experience and trend analysis. The most common incentives relate to amounts paid or credited to customers for achieving defined volume levels. Further, revenues are reported net of customer returns. Customers typically have a right of return for products purchased within the preceding 12 month period and are estimated based on customer return history.
We provide for anticipated costs for warranties when it recognizes revenues on the related products. Warranty costs include calculated costs arising from imperfections in design, material and workmanship in Dodge’s products. Dodge makes individual assessments on contracts with risks resulting from order-specific conditions or guarantees and assessments on an overall, statistical basis for similar products sold in larger quantities.
Taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions between Dodge and its customers, such as sales, use, value added and some excise taxes, are excluded from revenues.
Sales commissions are expensed immediately when the amortization period for the costs to obtain the contract is less than a year.
Shipping and handling costs
Shipping and handling costs are recorded as a component of cost of sales.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method, the weighted average-cost method, or the specific identification method. Inventoried costs are stated at acquisition cost or actual production cost, including direct material and labor and applicable manufacturing overheads. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for decreases in sales prices, obsolescence or similar reductions in value.
Impairment of long-lived assets
Long-lived assets that are held and used are assessed for impairment when events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the asset’s net carrying value exceeds the asset’s net undiscounted cash flows expected to be generated over its remaining useful life including net proceeds expected from disposition of the asset, if any, the carrying amount of the asset is reduced to its estimated fair value. The estimated fair value is determined using a market, income and/or cost approach.

Property, plant and equipment
Property, plant and equipment is stated at cost, less accumulated depreciation and is depreciated using the straight-line method. The estimated useful lives of the assets are generally as follows:
Factories and office buildings	30 – 40 years
Other facilities	15 years
Machinery and equipment	3 – 15 years
Furniture and office equipment	3 – 8 years
Leasehold improvements are depreciated over their useful life or, for operating leases, over the lease term, if shorter
Goodwill and other intangible assets
Goodwill is reviewed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable.
Goodwill is evaluated for impairment at the reporting unit level. Dodge consists of one reporting unit for purposes of assessing goodwill for impairment.
When evaluating goodwill for impairment, either a qualitative or quantitative assessment method at the reporting unit is used. The qualitative assessment involves determining, based on an evaluation of qualitative factors, if it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on this qualitative assessment, it is determined to be more likely than not that the reporting unit’s fair value is less than its carrying value, a quantitative impairment test (described below) is performed, otherwise no further analysis is required. If an election not to perform the qualitative assessment for a reporting unit is made, then a quantitative impairment test is performed.
The quantitative impairment test calculates the fair value of a reporting unit (based on the income approach whereby the fair value of a reporting unit is calculated based on the present value of future cash flows) and compares it to the reporting unit’s carrying value. If the carrying value of the net assets of a reporting unit exceeds the fair value of the reporting unit then an impairment charge equal to the difference is recognized, provided that the loss recognized does not exceed the total amount of goodwill allocated to that reporting unit.
Amortization of intangibles with definite lives is calculated using the straight-line method, which is reflective of the benefit pattern in which the estimated economic benefit is expected to be received over the estimated useful life of the intangible asset. Intangible assets such as customer relationships, tradenames, and product-related technology assets with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The useful lives are as follows:
Customer relationships	21 years
Tradename	10 years
Product-related technology	8 years
Intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. If the sum of the expected undiscounted future cash flows related to the asset is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. No impairment was recognized in the historical periods.
Product and order-related contingencies
Dodge calculates its provision for product warranties based on historical claims experience and specific review of certain contracts.

Leases
Dodge’s leases consist primarily of real estate.
In January 2019, Dodge adopted a new lease accounting standard, Accounting Standard Codification (ASC) 842, Leases, electing the transition method which permits entities to adopt the provisions of the standard using the modified retrospective approach without adjusting comparative periods. Dodge also elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allowed us to grandfather the historical accounting conclusions until a reassessment event occurs. We have also elected the practical expedient to not recognize short-term leases on the balance sheet and the practical expedient to combine lease and non-lease components for the majority of our underlying classes of assets. In instances where the practical expedient was not elected, lease and non-lease consideration is allocated based on relative standalone selling price.
The standard did not materially impact our combined statements of income, cash flows or equity as a result of adoption.
Prior to the adoption of the new accounting standard, lease transactions where substantially all risks and rewards incident to ownership were transferred from the lessor to the lessee were accounted for as capital leases. All other leases were accounted for as operating leases. The periodic rent expense for operating leases was recorded on a straight-line basis over the life of the lease term. Amounts due under capital leases were recorded as a liability. The value of the assets under capital leases were recorded as property, plant and equipment. Depreciation and amortization of assets recorded under capital leases was included in depreciation and amortization expense.
Under the new lease accounting standard, Dodge evaluates if a contract contains a lease at inception of the contract. A contract is or contains a lease if it conveys the right to control the use of identified property, plant or equipment (an identified asset) for a period of time in exchange for consideration. To determine this, Dodge assesses whether, throughout the period of use, it has both the right to obtain substantially all of the economic benefits from the use of the identified asset and the right to direct the use of the identified asset. Leases are classified as either finance or operating, with the classification determining the pattern of expense recognition in the Combined Statements of Income. Lease expense for operating leases continues to be recorded on a straight-line basis over the lease term. Lease expense for finance leases is separated between amortization of the right-of-use assets and lease interest expense.
In many cases, Dodge’s leases include one or more options to renew. The exercise of lease renewal options is at Dodge’s discretion. Renewal periods are included in the expected lease term if they are reasonably certain of being exercised by Dodge. Certain leases also include options to purchase the leased property. None of Dodge’s lease agreements contain material residual value guarantees or material restrictions or covenants.
Long-term leases (leases with terms greater than 12 months) are recorded in the combined balance sheets at the commencement date of the lease based on the present value of the minimum lease payments. The present value of the lease payments is determined by using the interest rate implicit in the lease if available. As most of Dodge’s leases do not provide an implicit rate, Dodge’s incremental borrowing rate is used for most leases and is determined for portfolios of leases based on the remaining lease term, currency of the lease, and the internal credit rating of the subsidiary which entered into the lease. Dodge does not have significant short-term leases (leases with an initial lease term of 12 months or less).
Assets under operating lease are included in “Operating lease right-of-use assets, net.” Operating lease liabilities are reported both as current and non-current operating lease liabilities. Right-of-use assets represent Dodge’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease.
Assets under finance lease are included in “Property, plant and equipment, net” while finance lease liabilities are included in “Other current liabilities” and “Non-current finance lease liabilities.”
Lease and non-lease components for leases other than real estate are not accounted for separately.

Translation of foreign currencies and foreign exchange transactions
The functional currency for most of the operations of Dodge is the applicable local currency. The translation from the applicable functional currencies into the reporting currency is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for income statement accounts using average exchange rates prevailing during the year. The resulting translation adjustments are excluded from the determination of earnings and are recognized directly in “Parent company investment” until the subsidiary is sold, substantially liquidated or evaluated for impairment in anticipation of disposal.
Foreign currency exchange gains and losses, such as those resulting from foreign currency denominated receivables or payables, are included in the determination of earnings. Exchange gains and losses recognized in earnings are included in “Revenues,” “Cost of sales” or “Selling, general and administrative expenses” consistent with the nature of the underlying item.
Income taxes
The operations of Dodge have historically been included in the income tax filings of ABB Holdings Inc. The income tax expense in the Combined Statements of Income is based on a separate return methodology using the asset and liability approach of accounting for income taxes. Under this approach, income tax expense reflects income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if the business was a standalone taxpayer filing hypothetical income tax returns where applicable. Any accrued tax liability or refund arising as a result of this approach is assumed to be immediately settled with the Parent as a component of “Parent company investment.” Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial statement carrying amount and the tax bases of Dodge’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted. Deferred taxes are reflected in the combined balance sheets to the extent that such attributes are expected to transfer with Dodge upon the separation.
Dodge uses the asset and liability method to account for deferred taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Dodge recognizes an income tax benefit when it determines that the tax position is more likely than not to be sustained based upon the deduction’s technical merit. Recognized tax positions are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement. Deferred tax assets and liabilities are offset against each other and reported on a net basis by tax-paying component. If relevant, a valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.
Dodge operates in numerous tax jurisdictions and, as a result, is regularly subject to examination by taxing authorities. No liabilities are recorded in the combined balance sheets for unrecognized tax benefits in Dodge as all amounts will remain as obligations of the Parent.
Research and development
Research and development costs not related to specific customer orders are generally expensed as incurred.
Contingencies
The operations of Dodge are subject to proceedings, litigation or threatened litigation and other claims and inquiries, related to environmental, labor, product, regulatory, tax (other than income tax) and other matters, and is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue, often with assistance from both internal and external legal counsel and technical experts. The required amount of a provision for a contingency of any type may change in the future due to new developments in the particular matter, including changes in the approach to its resolution.
Dodge records a provision for its contingent obligations when it is probable that a loss will be incurred and the amount can be reasonably estimated. Any such provision is generally recognized on an undiscounted basis using Dodge’s best estimate of the amount of loss incurred or at the lower end of an estimated range when a single best estimate is not determinable. In some cases, Dodge may be able to recover a portion of the costs relating to these obligations from insurers or other third parties; however, Dodge records such amounts only when it is probable that they will be collected.
Other Post-retirement Benefit Plans
We recognize the post-retirement benefit obligation for certain defined benefit plans associated with retirees of Dodge on the combined balance sheets. Actuarial gains or losses and prior service costs or credits that have not yet been recognized as part of net periodic benefit cost are recorded as a component of accumulated other comprehensive income.
The calculation of the obligation and expense for other post-retirement benefits is dependent on assumptions selected by actuaries and the Parent. Those assumptions are detailed further in Note 12 to the Combined Financial Statements incorporated by reference herein and include, among others, the discount rate, mortality and the rates of increases in health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While Dodge believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the other post-retirement obligations and future expense.
Off-Balance Sheet Arrangements
We do not have any significant off-balance sheet arrangements, nor did we have any significant off-balance sheet arrangements during any of the periods presented.

DIVIDEND POLICY
Except for a $2.00 per common share special dividend paid in 2014, we have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Any future dividends on our common stock that may be declared and paid from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. In the future we will periodically evaluate whether to make a dividend on our common stock, and the amount and timing of any such dividends, based on our operating results, financial condition, capital requirements and general business conditions. If we pay a dividend on our common stock, we will not be obligated to continue a dividend for any fixed period, and the payment of dividends may be suspended or discontinued at any time at our discretion and without prior notice. Certain of our existing indebtedness contains, and indebtedness we incur in the future, including pursuant to the New Credit Agreement, may contain, limitations on our ability to declare dividends. Additionally, we expect that the terms of the Mandatory Convertible Preferred Stock to be issued in the Mandatory Convertible Preferred Stock Concurrent Offering will limit our ability to declare dividends on our common stock unless any accumulated dividends on the Mandatory Convertible Preferred Stock then outstanding have been paid in full, subject to certain limited exceptions. See “Risk Factors — Risks Related to the Offering and Our Common Stock — Because we do not currently intend to pay dividends on our common stock, holders of our common stock will benefit from an investment in our common stock only if it appreciates in value.”

DESCRIPTION OF INDEBTEDNESS
New Debt
The following description is a summary of the material preliminary terms of the Term Facility, the Revolving Facility and the Senior Notes (collectively, the “New Debt”). It does not include all terms of the New Debt in their entirety. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the New Debt. All terms of the New Debt described below are subject to continuing negotiation and could change in the definitive documentation. The below summary of the anticipated terms of the New Debt has been prepared in good faith based upon assumptions that management considers reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the New Debt will be consummated on such terms and the below summary should not be viewed as fact. The actual terms of the New Debt may differ significantly from the below summary and no representation or warranty is made with respect to the predictive accuracy thereof. See “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus. The completion of this offering is not contingent on the consummation of the New Debt.
The New Credit Agreement
General
Following the closing of the Pending Acquisition, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Borrower”), is expected to become the borrower under a Term Facility and a Revolving Facility (each as described below) (together, the “New Credit Facilities” and the agreement governing such New Credit Facilities, the “New Credit Agreement”). The New Credit Agreement is expected to provide for the issuance of letters of credit and swingline loans in an aggregate principal amount not to exceed $50.0 million, in each case. Each of the New Credit Facilities is expected to mature on the five year anniversary of the closing of the Pending Acquisition.
The New Credit Agreement is expected to provide that RBC maintain, as of the end of each fiscal quarter, (a) a consolidated total net debt to trailing four-quarter consolidated EBITDA (as defined in the New Credit Agreement) ratio not to exceed (i) 5.50 to 1.00 through the fiscal quarter ending December 31, 2022, (ii) 5.00 to 1.00 from the fiscal quarter ending March 31, 2023 through the fiscal quarter ending December 31, 2023, (iii) 4.75 to 1.00 from the fiscal quarter ending March 31, 2024 through the fiscal quarter ending December 31, 2024 and (iv) 4.50 to 1.00 from the fiscal quarter ending March 31, 2025 and for each fiscal quarter thereafter; provided that, commencing from the fiscal quarter ending on March 31, 2023, such maximum ratio applicable at such time may be increased by the Borrower by 0.50 to 1.00 for a period of four consecutive quarter after the consummation of a material acquisition and (b) a consolidated interest coverage ratio of less than 2.00 to 1.00.
The New Credit Agreement is expected to contain various restrictive covenants that, subject to significant exceptions, would limit the ability of each of RBC, the Borrower and its restricted subsidiaries to, among other things: make investments, incur, assume, or permit to exist additional indebtedness, guarantees, or liens, engage in mergers, acquisitions, asset sale transactions, declare dividends, make payments on, or redeem or repurchase equity interests, alter the nature of its business, and engage in certain transactions with affiliates. We expect that lenders under the New Credit Agreement would be able to accelerate payment of any borrowings or terminate their commitments upon the occurrence and during the continuance of an event of default. The New Credit Agreement is expected to contain events of default customary for such financings, including, but not limited to, nonpayment of principal, interest or other amounts when due, breach of covenants, failure of any representation or warranty to be true in any material respect when made or deemed made, cross default to certain indebtedness, insolvency and bankruptcy events, material judgments, change of ownership and continued invalidity or unenforceability of the guarantees or security documents. Some of these events of default are expected to allow for notice and grace periods and be subject to materiality thresholds.

The New Credit Facilities are expected to be guaranteed by RBC and RBC’s domestic material subsidiaries, and are expected to be secured by security interests in substantially all of the existing and future assets of RBC and its material domestic subsidiaries, which security interests are expected to have, subject to certain exceptions, first priority over all other creditors.
At the Borrower’s election, interest on borrowings under the New Credit Facilities is expected to be determined by reference to either LIBOR plus an applicable margin of 1.75% per annum or an “alternate base rate” plus an applicable margin of 0.75% per annum. The fees payable on letters of credit are expected to be payable at a rate of 1.75% per annum. We anticipate that beginning after our delivery of financial statements and a related compliance certificate pursuant to the New Credit Agreement for the first full fiscal quarter after the closing of the Pending Acquisition, these margins would be subject to (i) if consolidated total debt to EBITDA (as defined in the New Credit Agreement) is greater than or equal to 4.50 to 1.00, a step-up of 0.25%, (ii) if consolidated total debt to EBITDA is less than 3.75 to 1.00 but greater than or equal to 3.00 to 1.00, a step-down of 0.25%, (iii) if consolidated total debt to EBITDA is less than 3.00 to 1.00 but greater than or equal to 2.25 to 1.00, a step-down of 0.50%, (iv) if consolidated total debt to EBITDA is less than 2.25 to 1.00 but greater than or equal to 1.50 to 1.00, a step-down of 0.75% and (v) if consolidated total debt to EBITDA is less than 1.50 to 1.00, a step-down of 1.00%.
Term Facility
The New Credit Agreement is expected to provide for a Term Facility in an aggregate principal amount not to exceed $1.3 billion available in U.S. dollars, which we expect to be fully advanced upon the closing of the Pending Acquisition. We expect that the Borrower will be required to permanently prepay the Term Facility with the net cash proceeds of (i) a disposition of property or assets that is not reinvested in accordance with the terms of the New Credit Agreement (subject to certain other exceptions to be set forth in the New Credit Agreement), (ii) the issuance or incurrence of any indebtedness that is not permitted under the New Credit Agreement and (iii) a sale leaseback transaction. The Term Facility is expected to amortize in aggregate annual amounts to be set forth in the New Credit Agreement.
Revolving Facility
The New Credit Agreement is expected to provide for a Revolving Facility in an aggregate principal amount up to $500.0 million which may be borrowed in U.S. Dollars, Canadian Dollars, Pounds Sterling, Euro, Swiss Francs and any other currency approved in accordance with the terms of the New Credit Agreement. The Revolving Facility is expected to be undrawn at the closing of the Financing Transactions. The Revolving Facility is not expected to have any amortization.
Senior Notes
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Senior Notes Issuer”), intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus delivery requirements of the Securities Act.
We expect that the Senior Notes Issuer will deposit the proceeds from the sale of the Senior Notes into a segregated escrow account pending the consummation of the Pending Acquisition. The release of the escrow proceeds will be subject to the satisfaction of certain conditions, including consummation of the Pending Acquisition (the date of such release, the “Completion Date”). We expect that the Senior Notes will be redeemable by us if the Pending Acquisition is not consummated and in other customary circumstances.
Prior to the Completion Date, we expect that the Senior Notes will be secured by a first priority security interest in the funds held in the escrow account and will not be guaranteed. From and after the Completion Date, we expect that the Senior Notes will be guaranteed by certain of the Senior Notes Issuer’s existing and future wholly owned domestic subsidiaries that guarantee the New Credit Agreement. We expect the Senior Notes to contain customary covenants, restrictions and events of default for a transaction of this type. However, the terms of the Senior Notes remain subject to change and may differ materially from what we expect. See “The Additional Offerings —  Senior Notes Offering.”
Existing Credit Facilities
The following descriptions of our existing indebtedness are qualified in their entirety by reference to their respective governing documents which have been filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended April 3, 2021 filed with the SEC on May 21, 2021. See “Where You Can Find Additional Information.”
Domestic Credit Facility
In 2015 we entered in a credit agreement (the “Domestic Credit Agreement”) by and among RBC, Roller Bearing Company of America, Inc., as borrower, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, collateral agent, swingline lender and letter of credit issuer, and the other lenders party thereto. The Domestic Credit Agreement provided the Company with a $200.0 million term loan and a $350.0 million revolving credit facility and was to expire in April 2020. In 2018 we repaid the remaining balance of the term loan, and in January 2019 we entered into an amendment to the Domestic Credit Agreement (the Domestic Credit Agreement as so amended, the “Amended Domestic Credit Agreement”) so that it now provides a $250.0 million revolving credit facility (the “Existing Revolver”) and expires on January 31, 2024.
Amounts outstanding under the Existing Revolver generally bear interest at (i) a base rate determined by reference to the higher of (1) Wells Fargo’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00%, or (ii) LIBOR plus a specified margin, depending on the type of borrowing being made. The applicable margin is based on our consolidated ratio of total net debt to consolidated EBITDA (as defined therein) at each measurement date. Currently, our margin is 0.00% for base rate loans and 0.75% for LIBOR loans.
The Amended Domestic Credit Agreement requires us to comply with various covenants, including among other things, a financial covenant to maintain a ratio of consolidated net debt to Adjusted EBITDA (as defined therein) not greater than 3.50 to 1. The Amended Domestic Credit Agreement allows us to, among other things, make distributions to stockholders, repurchase our stock, incur other debt or liens, or acquire or dispose of assets provided that we comply with certain requirements and limitations of the Amended Domestic Credit Agreement. As of July 3, 2021, we were in compliance with all such covenants.
Our domestic subsidiaries have guaranteed our obligations under the Amended Domestic Credit Agreement. Our obligations under the Amended Domestic Credit Agreement and the domestic subsidiaries’ guarantee are secured by a pledge of substantially all of our and our domestic subsidiaries’ domestic assets.
Approximately $3.6 million of the Existing Revolver is being utilized to provide letters of credit to secure our obligations relating to certain insurance programs. We have the ability to borrow up to an additional approximately $246.4 million under the Existing Revolver as of July 3, 2021.
Foreign Term Loan and Revolving Credit Facility
In August 2019 one of our foreign subsidiaries, Schaublin SA (“Schaublin”), entered into two separate credit agreements (the “Foreign Credit Agreements”) with Credit Suisse (Switzerland) Ltd. to (i) finance the acquisition of Swiss Tool and (ii) provide future working capital. The Foreign Credit Agreements provided Schaublin a CHF 15.0 million term loan (the “Foreign Term Loan”), which expires on July 31, 2024 and a CHF 15.0 million revolving credit facility (the “Foreign Revolver”), which continues in effect until terminated by either Schaublin or Credit Suisse.
Amounts outstanding under the Foreign Term Loan and the Foreign Revolver generally bear interest at LIBOR plus a specified margin. The applicable margin is based on Schaublin’s ratio of total net debt to consolidated EBITDA (as defined therein) at each measurement date. Currently, Schaublin’s margin is 1.00%.

The Foreign Credit Agreements require Schaublin to comply with various covenants, which are tested annually on March 31. These covenants include, among other things, a financial covenant to maintain a ratio of consolidated net debt to Adjusted EBITDA (as defined therein) not greater than 2.50 to 1 as of March 31, 2021 and thereafter. Schaublin is also required to maintain an economic equity of CHF 20.0 million at all times. The Foreign Credit Agreements allow Schaublin to, among other things, incur other debt or liens and acquire or dispose of assets provided that Schaublin complies with certain requirements and limitations of the Foreign Credit Agreements. As of July 3, 2021, Schaublin was in compliance with all such covenants.
Schaublin’s parent company, Schaublin Holding S.A., has guaranteed Schaublin’s obligations under the Foreign Credit Agreements. Schaublin Holding’s guaranty and the Foreign Credit Agreements are secured by a pledge of the capital stock of Schaublin. In addition, the Foreign Term Loan is secured with pledges of the capital stock of the top company and the three operating companies in the Swiss Tool System group of companies.
As of July 3, 2021 and prior to our entry into the New Credit Agreement, there was approximately $6.2 million outstanding under the Foreign Term Loan and no amounts outstanding under the Foreign Revolver. Schaublin has the ability to borrow up to an additional $16.3 million under the Foreign Revolver as of July 3, 2021.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to the purchase, ownership and disposition of shares of our common stock acquired pursuant to this offering. All prospective non-U.S. holders of our common stock are urged to consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not or is not treated as, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States or of any state thereof or the District of Columbia;

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an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code, as amended (the “Code”)) have the authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement.
We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any non-income tax consequences, such as estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxation. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including, but not limited to, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities in which all of the interests of which are held by qualified foreign pension funds or U.S. expatriates and former long-term residents of the United States, holders subject to the Medicare contribution tax on net investment income or the alternative minimum tax, holders that are subject to the special tax accounting rules of Section 451(b) of the Code, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships are urged to consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.
Distributions on Our Common Stock
As described above in the section titled “Dividend Policy,” we may not declare cash dividends on our common stock in the future. If we do make distributions of cash or property on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock, but not below zero. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, and will be treated as described below in “— Gain on Sale, Exchange or Other Disposition of Our Common Stock.” Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding.
Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.
Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the U.S. and, if required by an applicable income tax treaty, are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the U.S., are generally exempt from the U.S. federal withholding tax described above if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected dividends, net of specified deductions and credits, will be taxed at the same regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected earnings and profits of a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.
To claim a reduction or exemption from withholding, a non-U.S. holder of our common stock generally will be required to provide (i) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the U.S. and such holder’s country of residence, or (ii) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the U.S. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Gain on Sale, Exchange or Other Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:
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The gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the U.S. by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and be required to file a U.S. federal income tax return. If the non-U.S. holder is treated as a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above in “— Distributions on Our Common Stock” also may apply;
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The non-U.S. holder is an individual who is treated as present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the U.S.); or

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Our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period ending on the date of such disposition (or the non-U.S. holder’s holding period of our common stock, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market during the calendar year in which the disposition occurs, only a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock will be subject to U.S. federal income tax on the disposition of our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to a non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. A non-U.S. holder will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if such holder establishes an exemption by certifying his, her or its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person (as defined in the Code).
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder establishes an exemption by certifying his, her or its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders are urged to consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund from the IRS, provided that the required information is timely furnished to the IRS.
FATCA Withholding
Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed U.S. Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, stock in a U.S. corporation paid to (i) a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.
Proposed U.S. Treasury Regulations would eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our common stock, and may be relied upon by taxpayers until final regulations are issued.
Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.
EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

THE ADDITIONAL OFFERINGS
Mandatory Convertible Preferred Stock Concurrent Offering
Concurrently with this offering of common stock, we are offering $400.0 million in aggregate liquidation preference of our    % Series A Mandatory Convertible Preferred Stock. We have granted the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering an option to purchase up to an additional $60.0 million in aggregate liquidation preference of Mandatory Convertible Preferred Stock solely to cover over-allotments. The Mandatory Convertible Preferred Stock Concurrent Offering is being made pursuant to a separate prospectus supplement in a public offering registered under the Securities Act. We estimate that the net proceeds to us from the Mandatory Convertible Preferred Stock Concurrent Offering, if it is consummated, will be approximately $387.2 million (or approximately $445.4 million if the underwriters of the Mandatory Convertible Preferred Stock Concurrent Offering fully exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock), based on an assumed price of $100 per share of Mandatory Convertible Preferred Stock and after deducting underwriting discounts and commissions and our estimated offering expenses. We expect to use the net proceeds from the Mandatory Convertible Preferred Stock Concurrent Offering to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes.
The completion of this offering is not contingent on the completion of the Mandatory Convertible Preferred Stock Concurrent Offering, and the completion of the Mandatory Convertible Preferred Stock Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Mandatory Convertible Preferred Stock Concurrent Offering will be consummated or that we will receive any additional proceeds from the Mandatory Convertible Preferred Stock Concurrent Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any Mandatory Convertible Preferred Stock or any shares of common stock issuable in respect of any Mandatory Convertible Preferred Stock.
The following summary of certain provisions of the Mandatory Convertible Preferred Stock is not complete and is based on assumptions that management considers to be reasonable as of the date hereof. The terms of the Mandatory Convertible Preferred Stock will be set forth in a certificate of designations (the “certificate of designations”) and in our Certificate of Incorporation, copies of which have been or will be filed as exhibits to the registration statement to which this prospectus supplement relates. We qualify the below summary by referring you to the certificate of designations and our Certificate of Incorporation, because they, and not this summary, define the rights of holders of the Mandatory Convertible Preferred Stock. See “Where You Can Find Additional Information.” The terms of the Mandatory Convertible Preferred Stock remain subject to change, including due to uncertainties and contingencies that may be beyond our control. No assurances can be given that the Mandatory Convertible Preferred Stock Concurrent Offering will be consummated on the terms anticipated by management, if at all.
Liquidation Preference
The Mandatory Convertible Preferred Stock will have a liquidation preference of $100 per share and will rank senior to our common stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then the holders of the Mandatory Convertible Preferred Stock will be entitled to receive payment for the liquidation preference of, and all accumulated and unpaid dividends on, their Mandatory Convertible Preferred Stock out of our assets or funds legally available for distribution to our stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, holders of our common stock or other junior stock.
Dividends
The Mandatory Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to    % on the liquidation preference thereof, and will be payable when, as and if declared by our Board, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on

January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2022. Declared dividends on the Mandatory Convertible Preferred Stock will be payable, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to pay any portion of a declared dividend in shares of our common stock, then those shares will be valued at 97% of the average of the daily volume-weighted average price, or “daily VWAP,” per share of common stock over the five consecutive trading days beginning on, and including, the sixth scheduled trading day immediately before the related dividend payment date. However, the number of shares of common stock that we may deliver as payment for any declared dividend will be limited to a maximum number equal to the total dollar amount of the declared dividend (including any portion thereof that we have not elected to pay in shares of our common stock) divided by the “floor price,” which initially is equal to $      per share and is subject to customary anti-dilution adjustments. If the number of shares that we deliver is limited as a result of this provision, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash.
In certain cases where we have not declared and paid accumulated dividends in full on the Mandatory Convertible Preferred Stock, then, subject to limited exceptions, we will be prohibited from declaring or paying dividends on or repurchasing any shares of our common stock or other junior securities.
Conversion
Unless previously converted or redeemed, each outstanding share of Mandatory Convertible Preferred Stock will automatically convert on or about October 15, 2024 (subject to postponement in certain limited circumstances) into between      and      shares of our common stock, which we refer to as the “minimum conversion rate” and the “maximum conversion rate,” respectively. Each of the minimum conversion rate and the maximum conversion rate is subject to customary anti-dilution adjustments. The conversion rate that will apply to mandatory conversions will be determined based on the average of the daily VWAPs over the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately before October 15, 2024. The conversion rate applicable to mandatory conversions may in certain circumstances be increased to compensate holders of the Mandatory Convertible Preferred Stock, whom we refer to as the “preferred stockholders,” for certain unpaid accumulated dividends.
The preferred stockholders will have the right to convert all or any portion of their shares of Mandatory Convertible Preferred Stock at any time before mandatory conversion. Early conversions that are not in connection with certain corporate events that constitute a “make-whole fundamental change” (as defined in the certificate of designations) will be settled at the minimum conversion rate. In addition, the conversion rate applicable to such an early conversion may in certain circumstances be increased to compensate preferred stockholders for certain unpaid accumulated dividends. Make-whole fundamental changes will include, but are not limited to, certain de-listing events relating to our common stock, and certain sales, leases or transfers of all or substantially all of our assets and certain mergers, consolidations, reclassifications or share exchanges involving the exchange of all of our common stock for other property.
If a make-whole fundamental change occurs, then preferred stockholders will, in certain circumstances, be entitled to convert their Mandatory Convertible Preferred Stock at an increased conversion rate for a specified period of time and receive an amount to compensate them for certain unpaid accumulated dividends and any remaining future scheduled dividend payments.
Optional Redemption
If the Pending Acquisition has not closed as of the close of business on January 26, 2022, or if, before such time, the Purchase Agreement is terminated in accordance with its terms or our Board determines, in its reasonable judgment, that the Pending Acquisition will not occur, then we will have the right to redeem all, but not less than all, of the Mandatory Convertible Preferred Stock. If the average of the last reported sale prices per share of our common stock for the five consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice does not exceed the minimum conversion price, then the redemption price per share of Mandatory Convertible Preferred Stock will consist of cash in an amount equal to the liquidation preference per share plus accumulated and unpaid dividends to, but excluding, the redemption date. If such average of the last reported sale prices per share of our common stock exceeds the minimum conversion price, then the redemption price will consist of an amount (which is payable, at our election, in cash or shares of our common stock) that is designed to compensate preferred stockholders for the remaining option value of, and certain unpaid accumulated dividends and any remaining future scheduled dividend payments on, the Mandatory Convertible Preferred Stock.
Voting Rights
The Mandatory Convertible Preferred Stock will have voting rights with respect to certain amendments to our Certificate of Incorporation or the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, certain business combination transactions and certain other matters. However, preferred stockholders, as such, will not be entitled to vote on an as-converted basis with holders of our common stock on matters on which our common stockholders are entitled to vote.
If accumulated dividends on the outstanding Mandatory Convertible Preferred Stock have not been declared and paid in an aggregate amount corresponding to six or more dividend periods, whether or not consecutive (which we refer to as a “dividend non-payment event”), then, subject to certain restrictions, the authorized number of our directors will automatically increase by two and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with the holders of any “voting parity stock” (as defined in the certificate of designations) will have the right to elect two directors (which we refer to as the “preferred stock directors”) to fill such two new directorships at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose). However, as a condition to the election of any such preferred stock director, such election must not cause us to violate any rule of any securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent. We refer to this condition as the “director qualification requirement.”
At any time, each preferred stock director may be removed either (i) with cause in accordance with applicable law, or (ii) with or without cause by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of any voting parity stock with similar voting rights that are then exercisable, representing a majority of the combined voting power of the Mandatory Convertible Preferred Stock and such voting parity stock. During the continuance of a dividend non-payment event, a vacancy in the office of any preferred stock director (other than vacancies before the initial election of the preferred stock directors in connection with such dividend non-payment event) may be filled, subject to the director qualification requirement, by the remaining preferred stock director or, if there is no remaining preferred stock director or such vacancy resulted from the removal of a preferred stock director, by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of any voting parity stock with similar voting rights that are then exercisable, representing a majority of the combined voting power of the Mandatory Convertible Preferred Stock and such voting parity stock.
If, following a dividend non-payment event, all accumulated and unpaid dividends on the outstanding Mandatory Convertible Preferred Stock have been paid in full, then the right of the holders of the Mandatory Convertible Preferred Stock to elect two preferred stockholders will terminate. Upon the termination of such right with respect to the Mandatory Convertible Preferred Stock and all other outstanding voting parity stock, if any, the term of office of each person then serving as a preferred stock director will immediately and automatically terminate and the authorized number of our directors will automatically decrease by two.
Senior Notes Offering
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Senior Notes Issuer”), intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus delivery requirements of the Securities Act.

We expect that the Senior Notes Issuer will deposit the proceeds from the sale of the Senior Notes into a segregated escrow account pending the consummation of the Pending Acquisition. The release of the escrow proceeds will be subject to the satisfaction of certain conditions, including consummation of the Pending Acquisition (the date of such release, the “Completion Date”). We expect that the Senior Notes will be redeemable by us if the Pending Acquisition is not consummated and in other customary circumstances.
Prior to the Completion Date, we expect that the Senior Notes will be secured by a first priority security interest in the funds held in the escrow account and will not be guaranteed. From and after the Completion Date, we expect that the Senior Notes will be guaranteed by certain of the Senior Notes Issuer’s existing and future wholly owned domestic subsidiaries that guarantee the New Credit Agreement. We expect the Senior Notes to contain customary covenants, restrictions and events of default for a transaction of this type.
The completion of this offering is not contingent on the completion of the Senior Notes Offering, and the completion of the Senior Notes Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Senior Notes Offering will be consummated or that we will receive any additional proceeds from the Senior Notes Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any Senior Notes. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes remain subject to change and may differ materially from what we expect. The foregoing summary of the anticipated terms of the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all. See “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.

UNDERWRITING
The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters (the “representative”).
Number of Shares
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
Citigroup Capital Markets, Inc.
Truist Securities, Inc. .
Citizens Capital Markets, Inc.
Fifth Third Securities, Inc.
KeyBanc Capital Markets Inc.
Regions Securities LLC
Morgan Stanley & Co. LLC
Academy Securities, Inc.
William Blair & Company, L.L.C.
Total	3,000,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 450,000 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 450,000 shares.
Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “ROLL.” Prior to the Mandatory Convertible Preferred Stock Concurrent Offering, there has been no public market for the Mandatory Convertible Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on the Nasdaq Global Select Market under the symbol “ROLLP.”
The Company and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.
The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and the Company that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
United Kingdom
In relation to the United Kingdom (“UK”), no Shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of Shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.
to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.
at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of Shares shall require the Company or the representative to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representative that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000, as amended.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Canada
The Shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors,” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients,” as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities

and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.
The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Furthermore, affiliates of certain of the underwriters in this offering are lenders under our existing credit facilities and may become lenders under the New Credit Facilities. In addition, each of the underwriters may act as an underwriter in the Mandatory Convertible Preferred Stock Concurrent Offering or as an initial purchaser in the Senior Notes Offering.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

MARKET PRICE OF OUR COMMON STOCK
Our common stock began trading on the Nasdaq National Market under the symbol “ROLL” on August 10, 2005. Prior to that time, there was no public market for our common stock. On September 16, 2021, the last reported sale price of our common stock on the Nasdaq Global Select Market was $212.24 per share.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on our website at www.rbcbearings.com or the SEC’s website at www.sec.gov. Please note that our website and the SEC’s website are included in this prospectus supplement and the accompanying prospectus as an inactive textual reference only. The information contained on or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus, except as described in the following paragraph.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We incorporate by reference into this prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any documents or portions thereof (including any exhibits to such documents) that are not deemed “filed” with the SEC, including any information furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, unless otherwise expressly indicated therein) until all the securities offered by this prospectus supplement have been sold and all conditions to the consummation of such sales have been satisfied:
•
our Annual Report on Form 10-K for the year ended April 3, 2021 filed with the SEC on May 21, 2021;

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portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 30, 2021 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended April 3, 2021;

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our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, filed with the SEC on August 5, 2021;

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our Current Reports on Form 8-K filed with the SEC on July 26, 2021, September 10, 2021 and September 20, 2021; and

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the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 9, 2005, as amended by the description of the Company’s common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended April 3, 2021 and as amended by any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any and all of the documents incorporated by reference in this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:
RBC Bearings Incorporated
Attention: Secretary
One Tribology Center
102 Willenbrock Road
Oxford, CT 06478
(203) 267-7001

LEGAL MATTERS
Kirkland & Ellis LLP will pass on the legality of the shares of common stock to be sold in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.
EXPERTS
The consolidated financial statements of RBC Bearings Incorporated appearing in RBC Bearings Incorporated's Annual Report (Form 10-K) for the year ended April 3, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined financial statements of Dodge as of December 31, 2020 and 2019, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG AG covering the December 31, 2020 combined financial statements of Dodge contains an emphasis of matter paragraph that states that Dodge has not operated as a standalone entity. These combined financial statements of Dodge have been prepared on a “carve-out” basis and have been derived from the consolidated financial statements and accounting records of ABB. See “Basis of Presentation.”

PROSPECTUS
RBC BEARINGS INCORPORATED
Common Stock
Preferred Stock
We may offer and sell from time to time shares of our common stock, par value $0.01 per share (the “common stock”), in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement. Additionally, we may offer and sell from time to time shares of our preferred stock, par value $0.01 per share (the “preferred stock” and, together with the common stock, the “securities”).
Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and each related prospectus supplement, together with the documents we incorporate by reference herein and therein, before you invest in any securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.
We may offer and sell our securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the securities may be offered and sold in the section titled “Plan of Distribution.” The prospectus supplement for each offering of our securities will describe in detail the plan of distribution for that offering.
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ROLL.” The last reported closing sale price of our common stock on Nasdaq on September 16, 2021 was $212.24 per share. We will provide information in the prospectus supplement for the trading market, if any, for any preferred stock we may offer.

Investing in our securities involves risks. See the “Risk Factors” section beginning on page 3 of this prospectus, as well as the risk factors described in the “Risk Factors” sections in our most recent Annual Report on Form 10-K, each subsequent Quarterly Report on Form 10-Q, any applicable prospectus supplement and in the documents incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 20, 2021.

We are responsible for the information contained in this prospectus, any prospectus supplement and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic shelf registration process. Under this shelf process, we may periodically offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides a general description of our common stock and our preferred stock. Each time we offer our securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information, including information about us, contained in this prospectus. Therefore, before deciding to invest in any of our securities, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus that we may prepare and distribute together with the documents referred to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

BASIS OF PRESENTATION
On July 24, 2021, RBC Bearings Incorporated (“RBC”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with ABB Asea Brown Boveri Ltd (“ABB”), pursuant to which RBC agreed to acquire (the “Pending Acquisition”) the Dodge Mechanical Power Transmission Business of ABB operated under the Dodge brand (“Dodge”). In connection with the Pending Acquisition, RBC will purchase all of the outstanding equity interests in certain entities and certain other assets relating to Dodge. Following the completion of the Pending Acquisition, RBC will assume the liabilities resulting from, arising out of or relating to Dodge, other than certain liabilities excluded by the Purchase Agreement.
The Pending Acquisition is expected to be completed in RBC’s third fiscal quarter ending January 1, 2022, subject to certain customary closing conditions as set forth in the Purchase Agreement, including regulatory review. In light of the significance of the Pending Acquisition, this prospectus incorporates by reference RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which contains (i) in Exhibit 99.1 thereto, the audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 (the “Dodge Audited Financial Statements”), (ii) in Exhibit 99.2 thereto, the unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020 (collectively, the “Dodge Unaudited Financial Statements” and, together with the Dodge Audited Financial Statements, the “Dodge Financial Information”) and (iii) in Exhibit 99.3 thereto, unaudited pro forma condensed combined financial information of our combined company, including (a) unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021 and for the three months ended July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions (as defined below) as if they had occurred on March 29, 2020, the first day of RBC’s fiscal year 2021 and the beginning of RBC’s annual period presented in the unaudited pro forma condensed combined statements of operations and (b) an unaudited pro forma condensed combined balance sheet as of July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions as if they had occurred on July 3, 2021 (collectively, the “Pro Forma Financial Information”). The information included in this prospectus relating to the Pending Acquisition should be read in conjunction with RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021 in its entirety. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
The unaudited condensed combined financial statements of Dodge incorporated by reference herein were prepared on a basis consistent with the audited combined financial statements of Dodge. In the opinion of management, the unaudited condensed combined financial statements of Dodge include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full fiscal year or any future period.
Since RBC will be treated as the acquirer of Dodge for accounting purposes, the Pro Forma Financial Information is presented using RBC’s historical reporting periods. RBC and Dodge have different fiscal year end dates. As a result, Dodge’s revenues and net income for the three months ended March 31, 2021 are excluded from the unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021. Dodge’s revenues and net income for the three months ended March 31, 2021, unadjusted for the impact of the Pending Acquisition and the Financing Transactions, were $169.0 million and $26.4 million, respectively.
The Dodge Financial Information incorporated by reference herein has been presented on a “carve-out” basis from ABB’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of Dodge and include allocations of corporate expenses and shared expenses from ABB. These allocations reflect significant assumptions, and the combined financial statements may not fully reflect what Dodge’s financial position, results of operations or cash flows would have been had it been a standalone company during the periods presented. As a result, the Dodge Financial Information incorporated by reference herein is not necessarily indicative of Dodge’s future results of operations, financial position or cash flows.

The Pro Forma Financial Information incorporated by reference herein has been prepared solely for informational purposes. As a result, the Pro Forma Financial Information is not intended to represent and does not purport to be indicative of what our combined company’s financial condition or results of operations would have been had the Pending Acquisition and the Financing Transactions occurred at an earlier date or on the dates assumed. In addition, the Pro Forma Financial Information does not purport to project the future financial condition and results of operations of our combined company. The actual results of our combined company may differ significantly from those reflected in the Pro Forma Financial Information.
In this prospectus, unless we indicate otherwise or the context otherwise requires, references to “we,” “us,” “our,” “RBC” and the “Company” mean (i) for periods prior to the completion of the Pending Acquisition, RBC Bearings Incorporated and its consolidated subsidiaries and (ii) after giving effect to the Pending Acquisition, RBC Bearings Incorporated and its consolidated subsidiaries, which will include Dodge.
RBC has a fiscal year consisting of 52 or 53 weeks, ending on the Saturday closest to March 31. By contrast, the fiscal year for Dodge ends on December 31 of each year. In this prospectus, unless we indicate otherwise or the context otherwise requires, any reference to a year in the context of RBC’s financial data preceded by the word “fiscal” refers to the fiscal year ended on the Saturday closest to March 31 of that year. Any reference to a year not preceded by “fiscal” refers to a calendar year ending on December 31. Unless otherwise noted, any reference to a year in the context of Dodge’s financial data preceded by the word “fiscal” refers to the fiscal year ended December 31 of that year.
Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments and therefore may not represent the arithmetic summation or calculation of the figures that precede them. All references in this prospectus to “$” mean U.S. dollars.

TRADEMARKS AND TRADE NAMES
We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on our website at www.rbcbearings.com or the SEC’s website at www.sec.gov. Our website and the SEC’s website are included in this prospectus and any applicable prospectus supplement as inactive textual references only. The information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as expressly described in the following paragraph.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We incorporate by reference into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any documents or portions thereof (including any exhibits included with such Items), that are not deemed “filed” with the SEC, including any information furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, unless otherwise expressly indicated therein), until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied:
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our Annual Report on Form 10-K for the year ended April 3, 2021 filed with the SEC on May 21, 2021 (the “2021 10-K”);

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portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 30, 2021 that are incorporated by reference into Part III of the 2021 10-K;

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our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, filed with the SEC on August 5, 2021 (the “2022 10-Q”);

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our Current Reports on Form 8-K filed with the SEC on July 26, 2021, September 10, 2021 and September 20, 2021; and

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the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 9, 2005, as amended by the description of our common stock contained in Exhibit 4.2 to the 2021 10-K and as further amended by any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any and all of the documents incorporated

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by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:
RBC Bearings Incorporated
Attention: Secretary
One Tribology Center
102 Willenbrock Road
Oxford, CT 06478
(203) 267-7001

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, such as statements regarding the expected completion and timing of the Pending Acquisition and the Financing Transactions, our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “could,” “continues,” “predicts,” “potential” or other comparable terminology, or the negative of such terms.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation:
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we may not complete the Pending Acquisition within the time frame we anticipate or at all;

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we may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all;

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we may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected;

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we may not be able to efficiently integrate Dodge into our operations;

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we have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition;

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the bearing and engineered products industries are highly competitive, and this competition could reduce our profitability or limit our ability to grow;

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the loss of a major customer, or a material adverse change in a major customer’s business, could result in a material reduction in our revenues, cash flows and profitability;

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our results have been and are likely to continue to be impacted by the COVID-19 pandemic;

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weakness in any of the industries in which our customers operate, as well as the cyclical nature of our customers’ businesses generally, could materially reduce our revenues, cash flows and profitability;

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future reductions or changes in U.S. government spending could negatively affect our business;

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fluctuating supply and costs of subcomponents, raw materials and energy resources, or the imposition of import tariffs, could materially reduce our revenues, cash flows and profitability;

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our results could be impacted by governmental trade policies and tariffs relating to our supplies imported from foreign vendors or our finished goods exported to other countries;

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our products are subject to certain approvals and government regulations and the loss of such approvals, or our failure to comply with such regulations, could materially reduce our revenues, cash flows and profitability;

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the retirement of commercial aircraft could reduce our revenues, cash flows and profitability;

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work stoppages and other labor problems could materially reduce our ability to operate our business;

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unexpected equipment failures, catastrophic events or capacity constraints could increase our costs and reduce our sales due to production curtailments or shutdowns;

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we may not be able to continue to make the acquisitions necessary for us to realize our growth strategy;

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businesses that we have acquired or that we may acquire in the future may have liabilities that are not known to us;

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goodwill and indefinite-lived intangibles comprise a significant portion of our total assets, and if we determine that goodwill and indefinite-lived intangibles have become impaired in the future, our results of operations and financial condition in such years may be materially and adversely affected;

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we depend heavily on our senior management and other key personnel, the loss of whom could materially affect our financial performance and prospects;

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our international operations are subject to risks inherent in such activities;

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currency translation risks may have a material impact on our results of operations;

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we are subject to legislative, regulatory and legal developments involving income and other taxes;

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we may be required to make significant future contributions to our pension plan;

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we may incur material losses for product liability and recall-related claims;

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environmental and health and safety laws and regulations impose substantial costs and limitations on our operations, and environmental compliance may be more costly than we expect;

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our intellectual property and proprietary information are valuable, and any inability to protect them could adversely affect our business and results of operations; in addition, we may be subject to infringement claims by third parties;

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cancellation of orders in our backlog could negatively impact our revenues, cash flows and profitability;

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if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud;

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litigation could adversely affect our financial condition;

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changes in accounting standards or changes in the interpretations of existing standards could affect our financial results;

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risks associated with utilizing information technology systems, including the risk of cyberattacks, could adversely affect our operations; and

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other risks and uncertainties discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and in any prospectus supplement.

The forward-looking statements contained in this prospectus, any prospectus supplement or the documents incorporated by reference are based on our current expectations and assumptions regarding our business, the economy and other future conditions and are subject to risks, uncertainties and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements.
Forward-looking statements speak only as of the date they are made, and unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.
You should carefully consider the risks specified under the section titled “Risk Factors” in this prospectus and any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with or furnish to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

PROSPECTUS SUMMARY
This summary does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus, the relevant prospectus supplement and the documents incorporated by reference herein and therein carefully before deciding to invest in our securities, especially the risks discussed under “Risk Factors” in this prospectus, any prospectus supplement, our 2021 10-K and our financial statements and the related notes included in our 2021 10-K before you decide to invest in our securities.
RBC Bearings
We are an international manufacturer and marketer of highly engineered precision bearings and products, which are integral to the manufacture and operation of most machines, aircraft and mechanical systems, to reduce wear to moving parts, facilitate proper power transmission, reduce damage and energy loss caused by friction, and control pressure and flow. While we manufacture products in all major bearings categories, we focus primarily on highly technical or regulated bearing products and engineered products for specialized markets that require sophisticated design, testing and manufacturing capabilities. We believe our unique expertise has enabled us to build a strong reputation as a trusted, leading supplier in many of the product markets in which we primarily compete. We currently have 43 facilities located in seven countries, of which 31 are manufacturing facilities. We currently operate under four reportable business segments: Plain Bearings; Roller Bearings; Ball Bearings; and Engineered Products.
We have demonstrated expertise in acquiring and integrating bearing and precision engineered component manufacturers that have complementary products or distribution channels and have provided significant margin enhancement. We have consistently increased the profitability of acquired businesses through a process of methods and systems improvement coupled with the introduction of complementary and proprietary new products. From 1990 through our fiscal year ended April 3, 2021, we have completed 27 acquisitions (excluding Dodge), which have broadened our end markets, products, customer base and geographic reach. Most recently, we entered into the Purchase Agreement with ABB on July 24, 2021, pursuant to which we agreed to acquire Dodge. Dodge is a leading manufacturer of mounted bearings and mechanical products with market-leading brand recognition. Dodge manufactures a complete line of mounted bearings, enclosed gearing and precision components across a diverse set of industrial end markets. Dodge primarily operates across the construction and mining aftermarket, food & beverage, warehousing and general machinery verticals. See “— Recent Developments — The Pending Acquisition.”
Recent Developments
The Pending Acquisition
On July 24, 2021, we entered into the Purchase Agreement pursuant to which we agreed to acquire Dodge from ABB. At the closing of the Pending Acquisition, we will purchase all of the outstanding equity interests in certain entities and certain other assets relating to Dodge, for total consideration of approximately $2.9 billion in cash, subject to adjustment as provided for in the Purchase Agreement. A copy of the Purchase Agreement is included as Exhibit 2.1 to the registration statement of which this prospectus is a part and to our Current Report on Form 8-K filed with the SEC on July 26, 2021. The Purchase Agreement has been included as an exhibit to the registration statement of which this prospectus is a part solely to provide you with information relating to its terms. It is not intended to be a source of financial, business or operational information about Dodge, RBC or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement are made only for the purposes of the Purchase Agreement and are made as of specific dates and are solely for the benefit of the parties to the Purchase Agreement. You should not rely upon the representations and warranties in the Purchase Agreement as to factual matters concerning Dodge, RBC or their respective subsidiaries or affiliates.
Financing Transactions
In connection with the Pending Acquisition, we intend to enter into certain financing transactions, including incurring new term loan and revolving credit facilities, issuing senior notes and offering our

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equity securities (collectively, the “Financing Transactions”), the proceeds from which will be used to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses and for our general corporate purposes. The closing of the Pending Acquisition is not subject to any financing condition and our obligation to pay the purchase price for the Pending Acquisition is supported by a $2.8 billion bridge loan commitment (the “Bridge Facility”) provided by Goldman Sachs Bank USA and by our cash on hand. We expect to replace the Bridge Facility with permanent financing obtained in connection with the Financing Transactions. However, there can be no assurance of when or whether we will be able to consummate the Financing Transactions or whether we will be able to raise sufficient proceeds from the Financing Transactions to replace the Bridge Facility. Further details of the Financing Transactions will be set forth in a prospectus supplement or other offering document, as applicable.
Corporate Information
Our principal executive offices are located at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478, and our telephone number is (203) 267-7001. Our website is www.rbcbearings.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement and the inclusion of our website address in this prospectus is intended as an inactive textual reference only.

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RISK FACTORS
Investing in our securities involves risks. Before deciding to invest in our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus, including those in our 2021 10-K and the other documents we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The occurrence of any of these risks might cause you to lose all or part of your investment in our securities.
Risks Related to the Pending Acquisition
We may not complete the Pending Acquisition within the time frame we anticipate or at all.
The completion of our pending acquisition of Dodge is subject to a number of conditions, including the absence of certain legal impediments. The failure to satisfy all of the required conditions could delay the completion of the Pending Acquisition for a significant period of time or prevent it from occurring at all. A delay in completing the Pending Acquisition could cause us to realize some or all of the benefits later than we otherwise expect to realize them if the Pending Acquisition is successfully completed within the anticipated timeframe, which could result in additional transaction costs or in other negative effects associated with uncertainty about the completion of the pending acquisition.
We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all.
In connection with the Pending Acquisition, we intend to enter into certain Financing Transactions, including incurring new term loan and revolving credit facilities, issuing senior notes and offering our equity securities, the proceeds from which will be used to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses and for our general corporate purposes. There can be no assurance that we will be able to complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate, or at all. The timing of the Financing Transactions may be affected by a number of factors beyond our control, including the state of the credit markets and the debt and equity capital markets. Global financial and economic conditions have been, and continue to be, disruptive and volatile. To the extent we are unable to consummate one or more of the Financing Transactions and obtain the additional funding necessary to finance the Pending Acquisition, we would be required to draw on the Bridge Facility, which is expected to be a more expensive source of capital than the Financing Transactions. If one or more of the Financing Transactions is delayed or is consummated on terms that are less favorable than anticipated, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Financing Transactions will be consummated on certain terms. If one or more of the Financing Transactions is not consummated, we may be subject to negative publicity in the investment community and our ability to access the credit or capital markets in the future may be adversely affected, which could have a negative impact on our business and liquidity. Additionally, the unaudited pro forma condensed combined financial information incorporated by reference into this prospectus includes adjustments based on certain assumptions relating to the Financing Transactions. Such assumptions may not be an accurate indication of the actual terms of the Financing Transactions. Further details of the Financing Transactions, including the terms thereof, will be set forth in a prospectus supplement or other offering document, as applicable.
We may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected.
We believe that there are significant benefits and synergies that may be realized through leveraging the products, scale and combined enterprise customer bases of RBC and Dodge. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the Pending Acquisition, including any anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the time frames we anticipate, or at all. Any data on the expected synergies from the Pending Acquisition included in the unaudited pro forma condensed combined financial information that is

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incorporated by reference into this prospectus or any such data included or incorporated by reference into any prospectus supplement is presented for illustrative purposes only and is based on various adjustments, assumptions and preliminary estimates. Such data have not been prepared, reviewed or analyzed by a third-party and may not be an accurate indication of the actual synergies we will realize, if any, upon the consummation of the Pending Acquisition and the integration of Dodge into our business. Failure to achieve the anticipated benefits of the acquisition could adversely affect our results of operations or cash flows, cause dilution to our earnings per share, decrease or delay any accretive effect of the Pending Acquisition and negatively impact the price of our common stock.
In addition, RBC and Dodge will be required to devote significant attention and resources prior to closing to prepare for the post-closing integration and operation of the combined company, and we will be required post-closing to devote significant attention and resources to successfully align our business practices and operations. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the Pending Acquisition.
We may not be able to efficiently integrate Dodge into our operations.
The future success of the Pending Acquisition, including its anticipated benefits and cost savings, depends, in part, on our ability to optimize our operations and integrate Dodge, its systems, operations and personnel into our existing business. These activities will require time and involve dedication of various resources of the Company that would otherwise be dedicated to our existing operations. These integration efforts may accordingly adversely affect our other operations to the extent such efforts take resources or attention away from our other operations. If we experience difficulties in the integration process, the anticipated benefits of the Pending Acquisition may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurance that we will realize the operational or financial gains from the Pending Acquisition that we anticipated when originally determining to acquire Dodge.
Additional challenges, risks and uncertainties we may encounter as part of the integration process include the following:
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we may face significant costs of integration and compliance with any laws or regulations applicable to the Pending Acquisition or our combined company;

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we may experience delays in the integration of management teams, strategies, operations, products and services;

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there may be differences in business backgrounds, corporate cultures and management philosophies that may delay the successful integration of Dodge’s management personnel into our operations;

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we may be unable to retain key employees after the consummation of the Pending Acquisition;

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we may not be able to create and enforce uniform standards, controls, procedures, policies and information systems across our combined company;

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we may face challenges in integrating complex systems, technology, networks and other assets of Dodge into our operations in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

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there may be potential unknown liabilities and unforeseen increased expenses or delays associated with the Pending Acquisition, including costs to integrate Dodge beyond current estimates; and

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we may experience disruptions of, or the loss of momentum in, our or Dodge’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these factors could adversely affect our or Dodge’s ability to maintain relationships with customers, suppliers, employees and other constituencies or our ability to achieve the anticipated benefits of the Pending Acquisition, which could reduce each of our company’s earnings or otherwise adversely affect our business and financial results after the Pending Acquisition. These risks are not limited to the Pending Acquisition and could also apply to our future acquisitions.

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We have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition.
We have incurred, and expect to continue to incur, significant costs in connection with the Pending Acquisition. We may also incur additional costs as a result of any integration of Dodge into our existing operations, and we may not achieve synergies and other benefits sufficient to offset the incremental costs of the Pending Acquisition. We intend to engage in the Financing Transactions to raise capital to finance the costs we have incurred in connection with the Pending Acquisition. However, there can be no assurance of when, or if, we will be able to complete the Financing Transactions on terms acceptable to us.
The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and our actual financial condition and results of operations following completion of the Pending Acquisition and the Financing Transactions may differ materially.
The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus (i) is presented for illustrative purposes only, (ii) may not be an accurate indication of what results of operations would have been had the Pending Acquisition and the Financing Transactions been completed on the dates assumed, (iii) is based on various adjustments, assumptions and preliminary estimates, and (iv) may not be an accurate indication of our financial condition or results of operations. Our actual financial condition and results of operations following the completion of the integration of Dodge and the consummation of the Financing Transactions may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not be realized, and other factors may affect our financial condition or results of operations. The pro forma financial information has been derived from the historical financial statements of RBC and Dodge, and certain adjustments and assumptions have been made regarding RBC and Dodge and the Financing Transactions on a pro forma basis. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

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USE OF PROCEEDS
Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from any sale of our securities by this prospectus to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses and for our general corporate purposes. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

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DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”). This description may not contain all of the information that is important to you. To understand them fully, you should read our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant portions of the Delaware General Corporation Law, as amended (the “DGCL”).
General
The Certificate of Incorporation authorizes RBC to issue (i) 60,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share. As of July 30, 2021, 25,420,756 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Common Stock
Voting Rights.   Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of RBC’s stockholders. Shares of common stock are not entitled to cumulative voting. RBC’s board of directors (“Board”) is staggered with the directors divided into three classes, each of which is up for election every third year so that each director serves a three-year term until their class comes up for election and their successor is duly elected and qualified. Directors are elected by a majority of the votes cast.
Dividends.   Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. RBC does not currently pay regular dividends on the common stock.
Liquidation Rights.   Upon the liquidation, dissolution or winding up of RBC’s affairs and subject to the liquidation rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to share ratably in RBC’s assets that are legally available for distribution after payment of all RBC’s debts and liabilities.
No Other Rights.   The common stock is not convertible or redeemable, has no sinking fund rights, and is not entitled to preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of The Nasdaq Stock Market LLC (which would apply so long as our common stock is listed on Nasdaq) require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock.
Listing.   Shares of our common stock are listed on Nasdaq under the symbol “ROLL.”
Transfer Agent.   The transfer agent for the common stock is Computershare Trust Company, N.A.
Preferred Stock
The preferred stock may be issued from time to time in one or more series. The Board, without further action by its stockholders, has the authority to determine or alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed on unissued shares of preferred stock, and to determine the number of shares constituting any series of preferred stock. Preferred stock terms that the Board could establish relate to voting, dividends, redemption, conversion, exchange, sinking fund, preemption, liquidation and other rights, preferences and privileges.
As of July 30, 2021, there were no shares of preferred stock outstanding. Under the Certificate of Incorporation, our Board may provide for the issuance of shares of preferred stock, without stockholder approval, in such series and with such designations, preferences, conversion or other rights, powers, including voting powers, and qualifications, limitations or restrictions thereof, as the Board deems appropriate. The

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Board could, without stockholder approval, issue shares of preferred stock with voting, conversion and other rights that could adversely affect the voting power and impact other rights of the holders of the common stock. Our Board may issue shares of preferred stock as an anti-takeover measure without any further action by the holders of common stock. This may have the effect of delaying, deferring or preventing a change of control of the Company by increasing the number of shares necessary to gain control of the Company.
If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate of designation establishing the terms of the preferred stock with the SEC. To the extent required, the description will set forth, among other things, the following:
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the number of shares and designation or title of the shares;

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dividend rights;

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the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of our stock, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

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any redemption or sinking fund provisions of the preferred stock;

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the voting rights, if any, which will apply;

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the rights of the holders upon our dissolution or upon the distribution of our assets;

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a discussion of any additional material federal income tax considerations regarding the preferred stock; and

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any additional rights, preferences, privileges, limitations, and restrictions of the preferred stock.

Anti-Takeover Provisions of RBC’s Charter Documents
Provisions of RBC’s Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions that might benefit stockholders or in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by RBC’s stockholders to replace or remove management. These include:
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The Board is divided into three classes so that each director comes up for re-election only once in any three-year period;

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The Board has the ability to do the following without stockholder approval: (i) issue additional shares of common stock, (ii) set the term of and issue preferred stock, (iii) amend the Bylaws, and (iv) fill vacancies on the Board;

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Special meetings of the stockholders may be called only by the Board; and

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Stockholder action may be taken only at an annual or special meeting and not by written consent.

Anti-Takeover Effects of Delaware Law
RBC is subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
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such transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtains such status;

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upon consummation of such transaction, the interested stockholder beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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the business combination is approved by both the corporation’s board of directors and the vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of the corporation’s voting stock.
Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to RBC and, accordingly, may discourage attempts to acquire RBC even though such a transaction may offer stockholders the opportunity to sell their stock at a price above the prevailing market price.

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PLAN OF DISTRIBUTION
We may offer and sell from time to time, together or separately, our securities covered by this prospectus in one or more or any combination of the following transactions:
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on Nasdaq, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

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in negotiated transactions;

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in underwritten transactions;

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in “at-the-market” offerings;

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in block trades;

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through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

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through a combination of these methods;

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through any other method permitted by applicable law; and

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through any other methods described in a prospectus supplement.

We may sell our securities at (i) a fixed price or prices, which may be changed, (ii) prices relating to prevailing market prices at the time of sale, (iii) varying prices determined at the time of sale, or (iv) negotiated prices. The offering price of our securities from time to time will be determined by us, and, at the time of the determination, may be higher or lower than the market price of our common stock on Nasdaq or any other exchange or market.
A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of any offering of securities covered by this prospectus, including, to the extent applicable:
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the name or names of the underwriters, dealers, or agents, if any;

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the purchase price of the securities or other consideration therefor, and the proceeds we will receive from the sale;

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any over-allotment or other options under which underwriters may purchase additional securities from us;

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any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.
Our securities may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

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In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell our securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, dealers or agents participating in a distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. To the extent required, we will set forth in a prospectus supplement the name of the dealers or underwriters and the terms of the transaction.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for the applicable securities may be more than two scheduled business days after the trade date for the securities. Accordingly, in such a case, if a purchaser of securities wishes to trade securities on any date prior to the second business day before the original issue date for the securities, they will be required, by virtue of the fact that the securities initially are expected to settle more than two scheduled business days after the trade date for the securities, to make alternative settlement arrangements to prevent a failed settlement.
We may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of our securities, including liabilities arising under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

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LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters relating to offerings made in connection with this prospectus will be passed upon for any underwriters or agents, as the case may be, by counsel identified in the prospectus supplement with respect to any offering.

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EXPERTS
The consolidated financial statements of RBC Bearings Incorporated appearing in RBC Bearings Incorporated’s Annual Report (Form 10-K) for the year ended April 3, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined financial statements of Dodge as of December 31, 2020 and 2019, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG AG covering the December 31, 2020 combined financial statements of Dodge contains an emphasis of matter paragraph that states that Dodge has not operated as a standalone entity. These combined financial statements of Dodge have been prepared on a “carve-out” basis and have been derived from the consolidated financial statements and accounting records of ABB. See “Basis of Presentation.”

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3,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC
Wells Fargo Securities
BofA Securities
Citigroup
Truist Securities
Citizens Capital Markets
KeyBanc Capital Markets
Fifth Third Securities
Regions Securities LLC
Morgan Stanley
ACADEMY SECURITIES
William Blair
           , 2021